UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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P. H. GLATFELTER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P. H. GLATFELTER COMPANY

96 South George Street, Suite 520

York, Pennsylvania 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 9, 2013

To Our Shareholders:

The 2013 Annual Meeting of the Shareholders of P. H. Glatfelter Company (“Annual Meeting”), a Pennsylvania corporation, will be held at the York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, Pennsylvania, 17403, on Thursday, May 9, 2013 at 9:00 a.m., to consider and act upon the following items:

•	the election of nine (9) members of the Board of Directors to serve until our next Annual Meeting and until their successors are elected and qualified;
•	a proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013;
•

approval of the Company’s Amended and Restated Long-Term Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code, including an increase in the number of shares available to be awarded under the Plan;

•	advisory approval of the Company’s executive compensation and pay practices; and
•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 15, 2013 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you currently plan to attend the Annual Meeting or not, please vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT, or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, internet or by mailing a completed proxy card.

Kent K. Matsumoto

Assistant Secretary

April 3, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 2013.

P. H. Glatfelter Company’s proxy statement for the 2013 Annual Meeting of Shareholders and its 2012 Annual Report, are available via the Internet at www.glatfelter.com/about_us/investor_relations/sec_filings.aspx, as well as at http:// www.investorvote.com/GLT.

P. H. GLATFELTER COMPANY

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors (the “Board”) of P. H. Glatfelter Company (“we,” “us,” or the “Company”), 96 South George Street, Suite 520, York, Pennsylvania 17401, in connection with the 2013 Annual Meeting of Shareholders to be held on Thursday, May 9, 2013 at 9:00 a.m., at the York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, Pennsylvania, 17403. This proxy statement and the accompanying proxy card are being mailed on or about April 3, 2013 to shareholders of record as of March 15, 2013.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will be asked to consider and act upon the following matters:

•	the election of nine (9) directors to serve on the Board for a one year term expiring in 2014;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

•

approval of the Company’s Amended and Restated Long-Term Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code, including an increase in the number of shares available to be awarded under the Plan;

•	advisory approval of the Company’s executive compensation and pay practices;

•	such other business as may properly come before the meeting.

Why are shareholders receiving these proxy materials?

Shareholders are receiving these proxy materials in connection with the solicitation of proxies by the Board of Directors for the matters to be considered at the 2013 Annual Meeting, and, therefore, shareholders are encouraged to read this proxy statement and to vote their shares by mailing the attached proxy card, voting online or by telephone, or voting in person at the Annual Meeting. The Board has appointed directors Nicholas DeBenedictis and Ronald J. Naples, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly executed proxies that are received from shareholders who are entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who may vote?

Shareholders of record as of the close of business on March 15, 2013, the record date, may vote at the Annual Meeting. At the close of business on March 15, 2013, there were 42,888,606 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

What is a beneficial owner?

If on March 15, 2013 a shareholder’s shares were not held in the shareholder’s name, but rather in the name of a brokerage firm, bank, dealer, or other similar organization, then the shareholder is the beneficial owner of shares and those shares are referred to as being held in “street name.” The broker, bank or firm that is holding the shareholder’s shares is the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner of any shares held in street name, a shareholder has the right to direct the broker or other agent that is holding the shareholder’s shares how to vote those shares on those matters that will be considered at the Annual Meeting.

How does a shareholder vote?

A shareholder is entitled to one vote per share of stock owned on the record date, on each item of business presented at the Annual Meeting, except that each shareholder has cumulative voting rights with respect to electing directors. Cumulative voting means that a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock that are owned by the shareholder on the record date, multiplied by the number of directors to be elected. Accordingly, for the election of nine directors, a shareholder may cast that total number of votes “For,” or “Withhold” all of those votes from, a single nominee, or may distribute or withhold the total number of votes between the nine nominees as the shareholder determines, up to the number of shares of common stock that are owned by the shareholder on the record date, multiplied by nine. The Proxy Holders will vote the shareholder’s shares as the shareholder designates on the proxy card, including any exercise of cumulative voting rights, through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the Proxy Holders may use their discretionary authority to vote the shareholder’s shares as the Proxy Holders shall determine including voting those shares cumulatively.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, a shareholder may vote “For” or “Against” the proposal or “Abstain” from voting.

For the proposal to approve the proposed amendments to the Company’s Amended and Restated Long-Term Incentive Plan, a shareholder may vote “For” or “Against” the proposal or “Abstain” from voting.

For the advisory vote on executive compensation, commonly known as a “say-on-pay” vote, a shareholder may vote “For” or “Against” the proposal or “Abstain” from voting.

Only shareholders of the Company’s common stock on the Record Date may attend the Annual Meeting, and those shareholders attending in person will need an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting.

•

For registered shareholders of the Company, an admission ticket is attached to their proxy card. Registered shareholders who plan to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or by completing and mailing in their proxy card, but should retain the admission ticket and bring it with them to the Annual Meeting if they plan to attend.

•

Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company. Shareholders who are beneficial owners of Company stock should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

•

To vote in person at the Annual Meeting, beneficial owners may obtain an admission ticket from their respective broker or agent, or may present proof at the Annual Meeting of their ownership of Company stock as of the Record Date. For example, a shareholder may bring an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date for the Annual Meeting.

How can a shareholder change his/her vote?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting. Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is a quorum?

As of March 15, 2013, there were 42,888,606 shares of the Company’s common stock outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstention or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal and the beneficial owner has not provided voting instructions.

How does discretionary voting authority apply?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker that holds such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors), Proposal 3 (approval of amendments to Long-Term Incentive Plan) and Proposal 4 (advisory vote on executive compensation) are non-routine matters. The Company believes Proposal 2 (ratification of auditors) will be considered routine.

If a shareholder’s bank or broker does not receive instructions from the shareholder on how to vote his or her shares on a non-routine matter, the shareholder’s bank or broker will inform the Company that they do not have the authority to vote on this matter with respect to the beneficial owner’s shares. We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent that holds their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

What is the Board’s recommendation?

The Board recommends a vote:

•	FOR the election of the nine (9) nominees for director;

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

•	FOR the approval of the Amended and Restated Long-Term Incentive Plan including an increase in the number of shares available to be awarded under the Plan; and

•	FOR the approval of the Company’s compensation policies and practices, and current executive compensation as discussed in this proxy statement.

What vote is needed to elect directors and for the proposals to be adopted?

•

Election of Directors. The nine nominees for director receiving the highest number of votes cast by shareholders will be elected to serve on the Board of Directors of the Company. Pursuant to the Company’s majority-voting policy, in an uncontested election, if a nominee for director receives a greater number of votes “withheld” than votes “for” his or her election, and no successor has been elected at the Annual Meeting, the director must promptly tender his or her resignation following certification of the shareholder vote.

•

Ratification of Independent Registered Public Accounting Firm. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “for” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

•

Approval of Amendments to the Long-Term Incentive Plan. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “for” the approval of the proposed amendments to the Company’s Long-Term Incentive Plan for the proposal to be adopted, provided that the total votes cast on the proposal represent more than 50% of all shares entitled to vote on the proposal.

•

Approval of Executive Compensation. This proposal gives you, as a shareholder, the opportunity to endorse, not endorse, or take no position on our compensation program for the Named Executive Officers (“NEOs”). A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “for” the proposal to approve the executive compensation for the proposal to be adopted. While our Board of Directors intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company but is advisory in nature.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy soliciting materials to beneficial owners. In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means. The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

Will any business other than that discussed in this proxy statement be considered or acted upon at this Annual Meeting?

No. The Company’s by-laws required shareholders to submit advance notice of all director nominations and shareholder proposals to be considered at the 2013 Annual Meeting to the Company by November 29, 2012, regardless of whether the shareholder seeks inclusion of their nomination or proposal in this proxy statement, or intends to solicit proxies on their own. Because the Company did not receive any such notice of nominations or proposals, no other director nominations, shareholder proposals or other matters will be considered at the 2013 Annual Meeting.

When are shareholder proposals due for inclusion in the proxy statement for the 2014 Annual Meeting?

A proposal that a shareholder would like to present at the 2014 Annual Meeting must be submitted to the Company’s Secretary prior to the preparation of the 2014 proxy statement. To be included in the proxy statement for the 2014 Annual Meeting, a shareholder proposal must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by the Company no later than November 29, 2013. The Company’s by-laws prescribe the procedures a shareholder must follow to bring business before shareholder meetings. To bring matters before the 2014 Annual Meeting, and to include a matter in the proxy statement for that meeting, a notice that includes all of the information required by the Company’s by-laws must be received by November 29, 2013.

How can a shareholder nominate director candidates?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other director nominee recommendations receive. If a shareholder wishes to recommend a nominee for director, the shareholder should submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary.

A shareholder may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and in the Company’s by-laws. To nominate a candidate for director at the 2014 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received at, the Company, no later than November 29, 2013.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

The notice must include:

•

if a shareholder is submitting a proposal, a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest the shareholder has in the business;

•

if a shareholder is submitting a nomination for election to the Board, information regarding the nominee, including name, address, occupation, shares held, and a representation by the shareholder and the nominee that there are no undisclosed voting arrangements;

•	the shareholder’s name and address, a description of the shares held, a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;

•	a representation that the shareholder will attend the 2014 Annual Meeting and submit the proposal or nominate the nominee;

•	a description of any hedging arrangements that the shareholder has entered into with respect to our stock; and

•	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies with respect to the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2014 Annual Meeting. The Company’s by-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s by-laws may be obtained from the Company’s website at www.glatfelter.com/about_us/ corporate_governance/bylaws.aspx or free of charge from the Secretary. The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

OWNERSHIP OF COMPANY STOCK

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 15, 2013, (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each director, director nominee and Named Executive Officer; and (iii) all directors, director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares of which a person has the right to acquire beneficial ownership within sixty (60) days are considered beneficially owned by that person.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Total Number of Shares Owned (1)		% of Class
Dimensional Fund Advisors LP	3,625,802	3,625,802	(2)	8.45%
BlackRock, Inc.	3,361,819	3,361,819	(3)	7.84%
The Vanguard Group, Inc.	2,828,405	2,828,405	(4)	6.59%
Piper Jaffray Companies	2,711,970	2,711,970	(5)	6.32%

Name of Beneficial Owner	Position	Directly Owned	Indirectly Owned		Outstanding Options to Purchase	Total Number of Shares Owned (1)	% of Class
Kathleen A. Dahlberg	Director	24,045	—		5,000	29,045	*
Nicholas DeBenedictis	Director	21,697	—		—	21,697	*
Kevin M. Fogarty	Director	—	—		—	—	*
J. Robert Hall	Director	24,814	—		2,500	27,314	*
Richard C. Ill	Director	22,225	—		2,500	24,725	*
John P. Jacunski	Senior V. P. & CFO	36,045	2,796	(6)	—	38,841	*
Debabrata Mukherjee	V. P. & GM, Specialty Papers Business Unit	9,075	1,127	(7)	—	10,202	*
Ronald J. Naples	Director	23,219	—		5,000	28,219	*
Dante C. Parrini	Chairman of the Board & CEO	49,993	6,186	(8)	—	56,179	*
Martin Rapp	V. P. & GM, Composite Fibers Business Unit	16,982	—		—	16,982	*
Richard L. Smoot	Director	20,125	—		—	20,125	*
Lee C. Stewart	Director	24,045	—		2,500	26,545	*
William T. Yanavitch II	V.P., Human Resources & Administration	17,414	2,545	(9)	—	19,959	*

All directors and executive officers as a group (17 individuals)		330,615	17,778		17,500	365,893	*

*	Less than 1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares voting or investment power with respect to, such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and Named Executive Officer of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.
(2)

Pursuant to a Schedule 13G filed on February 8, 2013, consists of shares beneficially owned, as of December 31, 2012, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting power over 3,576,543 shares and investment authority over 3,625,802 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 3,625,802 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice, and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)	Pursuant to a Schedule 13G filed on February 4, 2013, consists of shares beneficially owned, as of December 31, 2012, by BlackRock, Inc. BlackRock, Inc. is a parent holding company which has sole voting and investment authority over 3,361,819 shares. BlackRock Advisors LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, and BlackRock International Ltd. are subsidiaries of BlackRock, Inc. that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Pursuant to a Schedule 13G filed on February 7, 2013, consists of shares beneficially owned, as of December 31, 2012, by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment advisor which has sole voting and investment authority over 2,828,405 shares. Vanguard Fiduciary Trust Company is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 60,518 of the shares reported by The Vanguard Group, Inc. Vanguard Investments
Australia, Ltd. is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 2,700 of the shares reported by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Pursuant to a Schedule 13G filed on February 14, 2013, consists of 2,711,970 shares beneficially owned, as of December 31, 2012, by Piper Jaffray Companies. Advisory Research, Inc. (“ARI”), 180 N. Stetson, Chicago, IL 60601, a wholly-owned subsidiary of Piper Jaffray Companies and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,711,970 shares of the Company’s common stock as a result of acting as investment adviser to various clients. Piper Jaffray Companies may be deemed to be the beneficial owner of these 2,711,970 shares through control of ARI. However, Piper Jaffray Companies disclaims beneficial ownership of such shares. The address of Piper Jaffray Companies is 800 Nicollet Mall Suite 800, Minneapolis, MN 55402.

(6)	Consists of 2,796 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(7)	Consists of 1,127 shares held by Mr. Mukherjee through the Company’s 401(k) Plan.

(8)	Consists of 6,186 shares held by Mr. Parrini through the Company’s 401(k) Plan.

(9)	Consists of 2,545 shares held by Mr. Yanavitch through the Company’s 401(k) Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2012 regarding the Company’s equity compensation plans.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)(4)
Equity compensation plans approved by security holders	2,991,633	$12.91	1,708,079
Equity compensation plans not approved by security holders	—	—	—

Total	2,991,633	$12.91	1,708,079

(1)	Includes 22,500 non-qualified stock options, 600,787 restricted stock units (“RSUs”), 246,892 performance shares and 2,121,454 stock-only stock appreciation rights (“SOSARs”). Stock options and SOSARs have a 10-year term.

(2)	Weighted average exercise price is based on outstanding non-qualified stock options and SOSAR prices only.
(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.

(4)	Performance shares awards are paid out at between 0% and 150% of target depending on performance. For purposes of this calculation, it is assumed that Performance Share Awards will be paid at 100% of target.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s review of such reports (and amendments thereto), the Company believes that, in 2012, its directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill nine (9) director positions, each for one-year terms expiring on the date of the Company’s 2014 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board recommends that shareholders vote “For” each of the following director nominees: Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, J. Robert Hall, Richard C. Ill, Ronald J. Naples, Dante C. Parrini, Richard L. Smoot and Lee C. Stewart, each of whom are currently serving as directors of the Company, for one-year terms expiring at the 2014 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. The nominees have consented to serve if elected to the Board.

If a nominee is unable to serve as a director at the time of the Annual Meeting, an event that the Board does not anticipate, the Proxy Holders will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of directors accordingly.

Board of Directors

The following table sets forth information on the director nominees. The information included in the table was obtained in part from the respective nominees and in part from the records of the Company.

Age	Year First Elected Director	Age	Year First Elected Director
NOMINEES TO BE ELECTED FOR TERMS EXPIRING IN 2014

Kathleen A. Dahlberg

Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a private company specializing in strategic consulting for companies in various industries and sectors, since 2006 and a director of Theragenics Corporation since May 2008. Ms. Dahlberg has held Vice-Presidential positions with BP Amoco, Viacom International, McDonalds Corporation, Grand Metropolitan plc and American Broadcasting. Ms. Dahlberg has more than 11 years of experience as a director of public companies, and significant experience in emerging technologies, acquisitions and divestitures, consumer products and new product development, strategic planning and manufacturing.

Nicholas DeBenedictis

Mr. DeBenedictis has been the Chairman, Chief Executive Officer and President of Aqua America, Inc., a publicly-traded water company, since May 1993. He has also served as a director of Exelon Corporation since 2003. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility where he was responsible for government relations, economic development and environmental policies, plus implementation of the utility’s public policy positions. Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989. He also served in two cabinet positions in Pennsylvania government: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development. Prior to that, Mr. DeBenedictis served in senior level positions with the U.S. Environmental Protection Agency. He has more than 20 years of experience as a director of public companies.

60 67	2001 1995

Kevin M. Fogarty

Mr. Fogarty has been the President and Chief Executive Officer of Kraton Performance Polymers, Inc. since 2008. He is also a director of the company and a director of its principal operating subsidiary, Kraton Polymers LLC, a leading global producer of engineered polymers and styrenic block copolymers. Mr. Fogarty previously served as Executive Vice President of Global Sales and Marketing at Kraton from 2005 to 2008. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including as President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business. Mr. Fogarty has significant experience with manufacturing, international operations, strategic planning and new product development.

		47	2012

J. Robert Hall

Mr. Hall has been the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition related activities in the food and consumer products industry since 1998. From September 2007 to November 2007, he also served as Chief Executive Officer of Castro Cheese Company Inc. Prior to joining Ardale, Mr. Hall spent over 20 years in the food industry holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands. Mr. Hall has more than 10 years of experience as a director of public companies and significant experience with general management, acquisitions and divestitures, marketing, sales, operations, strategic planning, new product development and research and development.

		60	2002

Richard C. Ill

Mr. Ill has been the Chairman of the Board of Triumph Group, Inc., a public, international aviation services company, since 2012. Mr. Ill was the Chairman and Chief Executive Officer of Triumph Group from 2009 to 2012. He served as President and Chief Executive Officer of Triumph from 1993 to 2009. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he ultimately founded what is now Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. Mr. Ill was recently appointed a director of Mohawk Industries, Inc., and was also a director of Airgas, Inc. from July 2004 through September 2010. Mr. Ill has 18 years of experience as a director of public companies.

Ronald J. Naples

Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public, specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker’s Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995. He is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs, and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples currently serves as a director of Glenmede Trust Company and the Philadelphia Contributionship, and is past Chairman of the Federal Reserve Bank of Philadelphia. Overall, Mr. Naples has over 30 years of experience as a director of public companies.

69 67	2004 2000

Richard L. Smoot

Mr. Smoot retired in 2002 from the position of Regional Chairman, PNC Bank, Philadelphia/South Jersey Markets, a position he held since 2001. From July 1991 to December 2000, Mr. Smoot served as President and Chief Executive Officer of PNC Bank in Philadelphia and Southern New Jersey, and its predecessor, Provident National Bank. He also served as Executive Vice President responsible for Operations and Data Processing for the Bank from 1987 to 1991. Before joining PNC Bank, Mr. Smoot served as First Vice President and Chief Operating Officer of the Federal Reserve Bank of Philadelphia. During his career, Mr. Smoot has served in a variety of leadership positions for a host of governmental, for- and non-profit agencies and firms in both the public and private sector. Overall, Mr. Smoot has over 15 years of experience as a director of public companies.

Lee C. Stewart

Mr. Stewart is a private financial consultant with over 25 years experience as an investment banker. Mr. Stewart was a Vice President at Union Carbide Corporation from 1996 to 2001 where he was responsible for various Treasury and Finance functions, and formerly, from 2001 to 2002, was CFO of Foamex International, Inc. Mr. Stewart is also a director of AEP Industries, Inc., a NASDAQ-listed chemical company, and a director of ITC Holdings Corp. a NYSE-listed electricity transmission company. Mr. Stewart served as a director of Marsulex, Inc., a Toronto-listed chemical company, from 2000 until it was sold in 2011 and the company ceased to exist. Mr. Stewart has over 47 years of cumulative experience as a director of public companies.

		72 64	1994 2002

Dante C. Parrini

Mr. Parrini joined the Company in 1997 and is currently the Chairman, President and Chief Executive Officer, serving as President and Chief Executive since January 2011, and Chairman of the Board since May 2011. He previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. Prior to 2005, Mr. Parrini was Senior Vice President and General Manager, a position that he held since January 2003. Having had full global P&L responsibility in his EVP and COO capacity, Mr. Parrini has experience leading worldwide operations, international and domestic sales, marketing, new product development, global supply chain, information technology and corporate program management. Mr. Parrini has also served on the board of H. B. Fuller Company since September 2012.

48	2010

Vote Required

The nine (9) nominees for director receiving the highest number of votes cast by shareholders will be elected to serve on the Board of Directors of the Company. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board believes that the election of each of the above nominees is in the best interest of the Company and its shareholders and unanimously recommends a vote FOR each nominee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2013, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2012.

A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2012 and 2011?

For the years ended December 31, 2012 and 2011, the aggregate fees billed by Deloitte and paid by the Company to Deloitte were as follows:

	2012	2011
Audit Fees(1)	$2,517,701	$2,158,434
Audit Related Fees(2)	6,429	19,257
Tax Fees(3)	215,761	244,300

Total Fees	$2,739,891	$2,421,991

(1)	Audit Fees — For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under footnote (1) above.

(3)	Tax Fees — For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes tax planning and consultations; tax audit assistance; and tax work stemming from “Audit-Related” items.

All services rendered for the Company by Deloitte in 2012 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate this authority in writing to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board believes that the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 is in the best interest of the Company and the shareholders, and unanimously recommends a vote FOR the proposal.

PROPOSAL NO. 3: APPROVE THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES AVAILABLE TO BE AWARDED UNDER THE PLAN

The Compensation Committee of the Company’s Board approved and recommended to the Board, and the Board adopted, subject to shareholder approval, amendments to the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”). The Board recommends that the shareholders approve the amended Plan.

The amended Plan is set forth in full at Appendix A to this proxy statement. A summary of its principal provisions of the amended Plan is set forth below. This summary does not purport to be a complete description of all the provisions on the amended Plan. It is qualified in its entirety by reference to the complete text of the amended Plan attached as Appendix A.

What changes have been made to the existing Plan?

The amended Plan includes changes to:

•

Increase the number of shares of common stock available for awards under the Plan by 1,030,000 shares, so that a total of 5,568,545 shares are authorized for issuance after the effective date of the amended Plan. All share limits are subject to adjustment in the event of changes in capitalization and similar changes.

•	Increase the limits on individual participant awards under the Plan.

•

Revise the share counting provisions of the Plan, so that, for example, shares surrendered in payment of the exercise price of an award or to satisfy tax withholding obligations will not be available for reissuance under the Plan.

•	Provide that the term of the Plan will end on the 10th anniversary of the effective date of the amended Plan.

•

Incorporate into the Plan the definition of change in control that has been used in grant agreements under the Plan since 2008, and describe actions the Compensation Committee may take with respect to outstanding awards in the event of a change in control.

•	Provide that awards will be subject to applicable clawback policies, insider trading policies, policies prohibiting pledging or hedging of shares, and other policies approved by the Board.

•	Make other appropriate changes.

The effective date of the amended Plan will be the date on which the shareholders approve the amended Plan, which is expected to be May 9, 2013 (referred to as the “effective date”).

What are the purposes of the Plan?

The purposes of the Plan are to reward eligible participants by awarding appropriate incentives for achieving long-range Company goals, provide incentive compensation opportunities that are competitive with those of peer companies, and further match participants’ financial interests with those of the Company’s other shareholders, thereby enhancing the long-term financial interest of the Company and its affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return. The Plan is also intended to facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

How many shares may be issued under the Plan?

The Plan authorizes the issuance of an additional 1,030,000 shares of the Company’s common stock, subject to adjustment as described below. If our shareholders approve the Plan, the maximum aggregate number of shares available for issuance after the effective date will be 5,568,545 shares, subject to adjustment as described below. The Plan provides that 5,568,545 shares, subject to adjustment as described below, may be issued as incentive stock options under the Plan.

The 5,568,545 authorized shares represent approximately 13% of the Company’s 42,888,606 outstanding shares as of March 15, 2013, and includes 3,308,426 outstanding grants. As of March 15, 2013, 1,230,119 shares remained available for future awards under the Plan as in effect before the amendment. The Company determined the number of additional shares to be authorized based on a share value transfer model utilized by some proxy advisors. The currently available shares and the additional shares are intended to satisfy the Company’s equity award needs for approximately the next three or four years based on the Company’s recent history of stock grants, although the number of awards granted for any year could vary as the Compensation Committee deems appropriate. The Company has granted awards with respect to 513,240 shares in 2013 as of March 15, 2013 under the existing Plan. For the fiscal year ended December 31, 2012, the Company granted awards with respect to a total of 568,433 shares under the existing Plan. For the fiscal year ended December 31, 2011, the Company granted awards with respect to a total of 594,544 shares under the existing Plan.

The Plan provides that any shares covered by an award that terminates or is forfeited or cancelled, or an award that is otherwise settled without the delivery of the full number of shares underlying the award, will, to the extent of any such forfeiture, termination or cancellation, again be available for issuance under the Plan. Shares withheld for taxes or for payment of the exercise price may not be reused under the Plan, and the gross number of shares subject to a Stock Appreciation Right (“SAR”) will be counted against the share limit under the Plan. If shares are repurchased by the Company on the open market with the exercise price of options, the shares will not again be available for issuance under the Plan. Outstanding equity grants with respect to stock of an acquired company may be assumed or replaced by awards under the Plan, and such substitute awards will not reduce the Plan’s share reserve, consistent with applicable stock exchange requirements, and will not be limited by the Plan’s individual limits described below.

Who administers the Plan?

The Plan is administered by the Compensation Committee, and all acts and authority of the Compensation Committee under the Plan are subject to the provisions of its charter and such other authority as may be delegated to the Compensation Committee by the Board. Awards to non-employee directors shall be administered by the Compensation Committee consistent with a Board-approved compensation program. The Compensation Committee selects participants and, among other matters, has the exclusive power (together with the Board) to make awards, to determine when and to whom the awards will be granted, the types of awards and number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such awards, and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing awards.

Subject to the terms of the Plan, the Compensation Committee has the authority and discretion to determine the extent to which awards under the Plan will be structured to conform with the requirements applicable to “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and to take such action, establish such procedures, and impose such restrictions as necessary to conform to such requirements. If an award under the Plan is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, and a provision of the Plan would prevent such award from so qualifying, such provision will be administered and interpreted to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Except to the extent prohibited by applicable law, the Compensation Committee may allocate all or any portion of its responsibilities and powers to any of its members and may delegate all or any portion of its responsibilities to any person(s) selected by it, but the Compensation Committee cannot delegate such authority with respect to any participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has the power to revoke any allocation or delegation at any time.

Who is eligible for awards under the Plan?

Persons eligible to be participants under the Plan include employees, officers, non-employee directors and consultants of the Company or any subsidiary or affiliate of the Company. Eligible participants also include any individuals to whom an offer of employment or service has been extended. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are also eligible to receive awards under the Plan, in substitution for awards granted by that company. As of March 15, 2013, there were approximately 100 salaried employees and 8 non-employee directors eligible for equity grants under the Plan.

What are the limitations on awards that may be made to any individual participant under the Plan?

The Plan imposes the following individual limits:

•	The maximum aggregate number of shares with respect to which options or stock appreciation rights (“SARs”) may be granted under the Plan to any individual participant during any calendar year shall be 500,000 shares.

•

The maximum aggregate number of shares with respect to which restricted stock, restricted stock units (“RSUs”), stock awards, other stock-based awards and performance awards may be granted under the Plan to any individual participant during any calendar year shall be 500,000 shares.

•	If performance awards are denominated in cash, the maximum aggregate cash award that may be granted under the Plan to any individual participant during any calendar year shall be $3,500,000.

The foregoing share limits are subject to adjustment as described below.

What is the term of the Plan?

No award will be granted under the Plan after the tenth anniversary of the effective date. Unless otherwise expressly provided in the Plan or in the applicable award agreement, any award granted prior to the termination date of the Plan may extend beyond such termination date, and, subject to the terms of the Plan, the Compensation Committee has the authority to administer the Plan and to amend or terminate any such award or to waive any conditions or rights under any such award beyond such date.

How is fair market value determined under the Plan?

Fair market value is the value of a share of common stock of the Company determined as follows: (i) if the shares are listed on any established stock exchange, system or market, the fair market value will be the closing price for the shares as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Compensation Committee deems reliable; or (ii) in the absence of an established market for the shares, the fair market value will be determined in good faith by the Compensation Committee by a reasonable valuation method, taking into account factors consistent with the requirements of Section 409A of the Code.

What types of awards are available under the Plan?

Options and SARs. The Compensation Committee is authorized to grant incentive stock options and non-qualified stock options (collectively, “options”) and SARs to participants under the Plan. The terms and conditions of each option and SAR granted will be determined by the Compensation Committee and set forth in the applicable award agreement.

The terms of any incentive stock option granted under the Plan must comply in all respects with the provisions of Section 422 of the Code. Incentive stock options may only be granted to a participant who is an employee of the Company or a qualified subsidiary of the Company. Options designated as incentive stock options will not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be non-qualified stock options) to the extent that either (i) the aggregate fair market value of the shares (determined as of the date of grant) associated with such options that are exercisable for the first time by the participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, or (ii) such options otherwise remain exercisable but are not exercised within three months after termination of employment (or such other period of time provided in Section 422 of the Code).

The term of an option or SAR may not exceed ten years from the date of grant. The exercise price of an option or SAR may not be less than the fair market value of the underlying shares on the date of grant, except with respect to outstanding equity grants with respect to stock of an acquired company that are assumed or replaced by awards under the Plan.

Subject to the terms of the Plan and the related award agreement, any option or SAR may be exercised at any time during the period commencing with either the date the option or SAR is granted or the first date permitted under a vesting schedule established by the Compensation Committee and ending with the expiration date of the option or SAR. Unless the Compensation Committee determines otherwise, if a vested option or SAR would terminate at a time when trading in Company stock is prohibited by law or by the Company’s insider trading policy, the vested option or SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the option or SAR).

The Compensation Committee has the discretion to determine the method of exercise of options, which may include paying the exercise price (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) by “net exercise,” which is the surrender of shares for which the option is exercisable to the Company in exchange for shares equal to the amount by which the then fair market value of the shares subject to the option exceeds the exercise, or (iv) by such other method as the Compensation Committee may approve.

The award agreement documenting an option or SAR award shall set forth the terms under which an option or SAR award may be exercised at or after separation from service.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may grant restricted stock or restricted stock units (“RSUs”) to participants under the Plan. The terms and conditions of each such award will be established by the Compensation Committee and set forth in an associated award agreement. The

Compensation Committee has the discretion to impose restrictions, including limitations on the right to vote shares underlying restricted stock awards or the right to receive any dividends, which restrictions may lapse separately or in combination at such times as the Compensation Committee may deem appropriate. The award agreement documenting a restricted stock award or RSU award shall set forth the terms under which restricted stock or RSUs may vest or become payable at or after separation from service.

Unless the award agreement provides otherwise, restricted stock and RSU awards (subject to satisfaction of any purchase price requirement) will be transferred or paid to the participant as soon as practicable following the award date or the termination of the vesting or lapse of restrictions set forth in the Plan or the award agreement, and the satisfaction of any and all other conditions of the award applicable to such restricted stock or RSU award.

Stock Awards and Other Stock-Based Awards. The Compensation Committee is authorized to grant stock awards to participants under the Plan. Stock awards may be granted by the Compensation Committee in addition to, or in tandem with, other awards and may be issued in lieu of any cash compensation or fees for services to the Company as the Compensation Committee, in its discretion, determines or authorizes. Stock awards will be evidenced by an agreement or in such other manner as the Compensation Committee may determine appropriate, including, without limitation, book-entry registration or issuance of stock certificates.

Subject to the terms of the Plan, the Compensation Committee may also grant to participants such other awards (including rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the Company’s common stock as are deemed by the Compensation Committee to be consistent with the purposes of the Plan. The Compensation Committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement.

Unless the award agreement provides otherwise, stock awards and other stock-based awards shall be transferred or paid to the participant as soon as practicable following the award date and the satisfaction of any and all conditions of the award agreement.

Performance Awards. The Compensation Committee may grant performance awards to participants under the Plan. Performance awards may be restricted stock, RSUs, stock awards, other stock-based awards, or cash awards. The terms and conditions of each such award will be fixed by the Compensation Committee and set forth in the applicable award agreement, including the performance criteria determined by the Compensation Committee.

For performance awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the performance awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, which shall be established within 90 days after the beginning of the performance period (and before 25% of the performance period has been completed), as determined in writing by the Compensation Committee and subject to such modifications as specified by the Compensation Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof or earnings targets that eliminate earnings from non-core sources, such as gains from pension assets and timberland sales); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. Performance goals may be applied to either the Company as a whole or to a business unit or subsidiary entity, either individually, alternatively or in any combination, and may be measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may determine that adjustments will apply with respect to the determination of achievement of the performance goals, in such manner as may be determined by the Compensation Committee, to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes to the financial statements appearing in the Company’s annual report to shareholders for the applicable year.

The Compensation Committee may, in its discretion, establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance award. The Compensation Committee may also reduce the amount of any performance award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of such participant’s performance, (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry, (iii) the Company’s financial results and conditions, or (iv) such other factors or conditions that the Compensation Committee deems relevant. In addition to establishing minimum performance goals below which no compensation will be payable pursuant to a performance award, the Compensation Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved. Compensation Committee will not have the discretion to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

The Compensation Committee must certify achievement of the performance goals in writing prior to payment of performance awards. Performance awards shall be transferred or paid to the participant as determined by the Compensation Committee in the applicable award agreement. The Compensation Committee may provide in the award agreement that performance awards may be payable, in whole or in part, in the event of the participant’s death or disability, a change of control or under other circumstances consistent with Section 162(m) of the Code.

Dividend Equivalents. The Compensation Committee may grant dividend equivalents in connection with awards (other than options or SARs) under such terms and conditions as the Compensation Committee deems appropriate. Dividend equivalents with respect to awards that are subject to performance conditions shall vest and be paid only if and to the extent the underlying awards vest and are paid, as determined by the Compensation Committee. Dividend equivalents may be paid to participants currently or may be deferred, consistent with Section 409A of the Code, as determined by the Compensation Committee. Dividend equivalents may be accrued as a cash obligation, or may be converted to RSUs for the participant, as determined by the Compensation Committee. Unless otherwise specified in the award agreement, deferred dividend equivalents will not accrue interest. Dividend equivalents may be payable in cash or shares or in a combination of the two, as determined by the Compensation Committee in the award agreement.

How can the number of shares available for issuance under the Plan be adjusted?

In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction for applicable financial accounting purposes, or otherwise affects the common stock of the Company, then the Compensation Committee will adjust the following in a manner that is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

•

The number and type of shares of stock (or other securities or property) which thereafter may be made the subject of awards, including the individual limits set forth in the Plan as described above; provided, that with respect to such individual limits, an adjustment will not be made unless such adjustment can be made in a manner that satisfies the requirement of Section 162(m) of the Code.

•	The number and type of shares of stock (or other securities or property) subject to outstanding awards.

•

The grant, purchase, or exercise price with respect to any award or, if deemed appropriate, the Compensation Committee may make provision for a cash payment to the holder of an outstanding award; provided, that the number of shares subject to any award shall always be a whole number.

•	Other value determinations applicable to outstanding awards.

The Compensation Committee’s adjustment shall be effective and binding for all purposes of the Plan and shall be made consistent with the applicable requirements of Sections 409A and 422 of the Code.

Are awards transferable?

Except as otherwise determined by the Compensation Committee, no award and no right under any award may be assigned, sold or transferred by a participant other than by will or by the laws of descent and distribution. In making any such determination, the Compensation Committee will not authorize any assignment, sale, or other transfer that would provide a participant or beneficiary with the opportunity to receive consideration from a third party as a result of such transaction. Each award, and each right under an award, will be exercisable during the participant’s lifetime only by the participant or, if permissible by applicable law, such person’s guardian or legal representative. No award, and no right under any such award, may be pledged, alienated, attached or otherwise encumbered by the participant.

Are awards subject to clawback or other Board policies?

All awards made under the Plan shall be subject to any applicable clawback or recoupment policies, insider trading policies, policies prohibiting pledging or hedging of shares, and other policies that may be implemented by the Board from time to time.

What is a change in control?

A “change in control” of the Company means:

•

The acquisition, directly or indirectly, other than from the Company, by any person, entity or group (excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter) (a “third party”) of beneficial ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors.

•

Individuals who, as of the effective date, constitute the Board (the “incumbent directors”) cease in any 12 month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the incumbent directors who are directors at the time of such vote shall be, for purposes of this Plan, an incumbent director. However, the term incumbent director shall exclude any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a third party other than the Board.

•	Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a third party.

Awards granted under the Plan have used this definition of a change in control since 2008.

The Compensation Committee may provide for another definition of change in control in an award agreement if necessary or appropriate to comply with Section 409A of the Code or as the Compensation Committee otherwise deems appropriate.

What are the consequences of a change in control?

In the event of a change in control, the Compensation Committee may, in its discretion, take any of the following actions with respect to any or all outstanding awards, without participant consent: (i) determine that outstanding awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (ii) determine that outstanding options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards and restricted stock shall immediately lapse; (iii) determine that participants shall receive a payment in settlement of outstanding awards of RSUs, other stock-based awards, or performance awards, in an amount and form determined by the Compensation Committee; (iv) require that participants surrender their outstanding options and SARs in exchange for a payment by the Company, in cash or shares as determined by the Compensation Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the participant’s unexercised options and SARs exceeds the exercise price, and (v) after giving participants an opportunity to exercise all of their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Compensation Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the change in control or such other date as the Compensation Committee may specify. Without limiting the foregoing, if the per share fair market value of the shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the participant upon surrender of the option or SAR.

The Compensation Committee may determine in the award agreement the terms applicable in the event of a change in control. The Compensation Committee may provide in an award agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a change in control for purposes of an award, or the Compensation Committee may establish other provisions that shall be applicable in the event of a specified transaction.

How can the Plan be amended, modified or terminated?

The Board may amend, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, suspension, discontinuation or termination will be made without: (i) shareholder approval if such approval is necessary to comply with tax, legal, securities exchange or other regulatory requirements or (ii) the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award.

Except in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without shareholder approval.

The Compensation Committee may at any time modify, amend, or terminate any or all of the provisions of the Plan to the extent necessary: (i) to conform the provisions of the Plan with Section 409A of the Code and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

Subject to the foregoing restrictions, the Compensation Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award, prospectively or retroactively, without the consent of the participant; provided, that no such action will impair any material rights of a participant granted an award under the Plan. The Compensation Committee is also authorized to make adjustments in terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the intended benefits.

What are the federal income tax consequences of awards granted under the Plan?

The following brief description, which is based on existing law, summarizes the federal income tax consequences of the grant of awards under the Plan. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change, which may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will generally realize taxable compensation at the date of exercise in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options. An optionee is not taxed at the time an incentive stock option is granted. The tax consequences upon exercise and later disposition of the underlying stock generally depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the optionee satisfies both the employment rule and the holding rule for income tax purposes, the optionee will not recognize income upon exercise of the stock option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

If the optionee meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes as ordinary income,

in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sale price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sale price over the option exercise price. In both situations, the tax deduction allowable to the Company is limited to the ordinary income recognized by the optionee. Under current Internal Revenue Service (“IRS”) guidelines, the Company is not required to withhold any federal income tax in the event of a disqualifying disposition.

Different consequences may apply for an optionee subject to the alternative minimum tax.

Restricted Stock. Upon the grant of restricted stock, a participant will not recognize taxable income and the Company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the shares. The amount recognized by the participant is subject to income tax withholding requirements. At the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were taxable to the participant pursuant to the award.

Performance Awards, Restricted Stock Unit Awards, Stock Awards, Other Stock Based Awards, and Stock Appreciation Rights. A participant who receives a performance award, restricted stock unit award, other stock based award, or stock appreciation right will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. The rules described above with respect to restricted stock apply to any award that is made in restricted shares. A participant who receives a stock award that is not subject to vesting restrictions will generally recognize ordinary income equal to the fair market value of the shares on the date of grant (less the price paid, if any, for the shares).

Except for awards made as restricted stock, when performance awards, restricted stock, other stock based awards or SARs are paid or shares are delivered to the participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares delivered.

Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and the Company will generally be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

Impact of Section 409A. Section 409A of the Internal Revenue Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Limitations on Company’s Deduction. With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1,000,000 paid to the Company’s CEO and its three highest-paid executive officers other than the chief executive officer and chief financial officer. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Compensation is considered to be performance-based if it is paid pursuant to a shareholder-approved plan and satisfies certain other requirements.

By approving the Plan, shareholders will be approving the eligibility of executive officers and others to participate in the Plan, the per-person limitations, and the general business criteria on which performance objectives for performance-based awards under the Plan may be based, which are intended to allow certain awards under the Plan comply with the Section 162(m) requirements. The Compensation Committee has discretion under the Plan to grant stock options, SARs and performance awards that qualify as qualified performance-based compensation under Section 162(m) and, therefore, entitle the Company to a deduction with respect to such awards. The

Compensation Committee also has discretion to grant awards that do not qualify as qualified performance based compensation under Section 162(m. There can be no assurance that compensation resulting from awards intended to qualify under Section 162(m) will in fact be fully deductible under all circumstances.

Consequences of Change in Control. If a change of control in the Company causes vesting of awards under the Plan to accelerate, or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject the participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s tax deduction with respect to the compensation.

Market Price of Shares

The closing price of our stock, as reported on the New York Stock Exchange Composite Tape on March 26, 2013 was $23.12.

Award Amounts Not Determinable

The awards to be made under the Plan are discretionary, so it is not possible at this time to determine the amounts that will be granted under the Plan to particular participants in the future.

Vote Required

To be adopted, this proposal, including approval for purposes of Section 162(m) as described above, must be approved by the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and voting at the Annual Meeting, provided that the total votes cast on the proposal represent more than 50% of all shares entitled to vote on the proposal.

The Board believes that the approval of the Amended and Restated Long-Term Incentive Plan is in the best interest of the Company and its shareholders and recommends a vote FOR the proposal.

PROPOSAL NO. 4: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (also known as a “Say-on-Pay” Vote)

Executive compensation is an important matter for our shareholders. At the core of our executive compensation philosophy is the belief that compensation should reflect performance, be fair, competitive and reasonable, and should be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles, and shareholder interests. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2012 compensation of the Named Executive Officers.

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders of P. H. Glatfelter Company (the “Company”) approve the compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis, and the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with the Securities Exchange Act of 1934 and the implementing rules of the U.S. Securities and Exchange Commission.

As an advisory vote, the results of the voting on this proposal are non-binding. Nevertheless, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2014 Annual Meeting.

Vote Required

The affirmative vote of a majority of the shares of Company’s common stock present in person or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board of Directors recommends that the shareholders vote FOR Proposal No.  4.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The Board and Management of the Company are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles to provide a framework for governance of the Company. These Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx and available in print upon request directed to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

What is the composition of the Board?

The Board currently consists of nine (9) members. Each year, the Board elects one of its members to serve as Chairperson. The Board has determined that there is currently no need to appoint a lead independent director because the chair of the Nominating and Corporate Governance Committee essentially performs most of the functions that a lead independent director would typically perform.

In conjunction with its election of a Chairperson, the Board reviews its governance structure and the qualifications of each director and determines which director is best qualified to chair the Board.

Under the Board’s governance structure, the Chairperson:

•	chairs all meetings of the Board other than executive sessions

•	identifies strategic issues that should be considered for the Board agenda; and

•	consults with directors in the development of the schedule, agenda and materials for all meetings of the Board.

The Board believes that the Company and its shareholders are best served by having a Chairperson who has a wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the strategic plan approved by the Board. The Board believes that the interests of the Company and the shareholders are best served by having the same person serve as both Chairman and Chief Executive Officer (“CEO”). Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that, at this time, Dante C. Parrini is the director best qualified to serve in the role of Chairman and in February 2013 nominated Mr. Parrini to be Chairman, subject to his re-election as a director at the Annual Meeting.

The Board believes that shareholders are best served by this leadership structure. The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the NYSE standards for determining the independence of directors, which require that a director not have a material relationship with the Company.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Principles. In addition, each director or nominee for director has an affirmative duty to disclose to the Nominating and Corporate Governance Committee relationships between and among that director (or an immediate family member), the Company, and/or the management of the Company.

The Board has determined the following directors are independent and do not have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Fogarty, Hall, Ill, Naples, Smoot and Stewart. The Board determined that Mr. Parrini, as the Company’s Chief Executive Officer, is deemed not to be an independent director by NYSE standards and the Company’s Corporate Governance Principles.

What committees has the Board established?

The Company’s Board has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these standing committees and their Chairpersons each year for one-year terms that expire at the close of the following year’s Annual Meeting of shareholders.

The Board has adopted a written charter for each of its standing committees, all of which are posted on the Company’s corporate website at www.glatfelter.com/about_us/corporate_governance/committees.aspx, and available in print upon request directed to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

Audit Committee. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of four (4) directors: Mr. Ill (Chairperson), Ms. Dahlberg, and Messrs. Naples and Smoot. In the opinion of the Board, all four Audit Committee members meet the director independence requirements set forth in the listing standards of the NYSE and the applicable rules and regulations of the SEC in effect on the date of this proxy statement. The Board has determined that, based on their experience, Messrs. Ill, Naples and Smoot are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards. The Audit Committee held nine (9) meetings during 2012.

In accordance with its Board-approved charter, the purpose of the Audit Committee is to assist the Board in its oversight of (i) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, (ii) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee:

•

is directly responsible for the appointment, replacement if necessary, oversight and evaluation of the Company’s independent auditors, which report directly to it, which appointment is submitted to the Company’s shareholders for ratification at the Annual Meeting each year;

•	has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its Pre-Approval Policy;

•

reviews and recommends for approval by the Board the Company’s audited consolidated financial statements for inclusion in its annual reports on Form 10-K, reviews with management the financial information contained in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q and management’s discussion and analysis of financial conditions and results of operations contained in the periodic reports, and discusses them with management and the independent auditors prior to filing with the SEC;

•	reviews with management and the independent auditors the Company’s earnings press releases prior to release to the public;

•	discusses any significant changes to the Company’s accounting policies;

•	reviews the quality and adequacy of the Company’s accounting systems, disclosure controls and procedures and internal controls over financial reporting;

•

provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters;

•	monitors compliance with legal prohibitions on loans to directors and executive officers of the Company;

•	reviews and assesses the adequacy of the Company’s hiring guidelines for employees or former employees of the independent auditors;

•	provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters; and

•	participates in the annual performance evaluation of the Manager of Internal Audit.

The Audit Committee has the authority to retain special legal, accounting, or other experts as it deems necessary to carry out its duties.

Compensation Committee. The Compensation Committee currently consists of four (4) directors: Mr. Stewart (Chairperson), Ms. Dahlberg, and Messrs. DeBenedictis and Hall. In the opinion of the Board, all four Compensation Committee members meet the director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement. The Compensation Committee held seven (7) meetings in 2012.

In accordance with its Board-approved charter, the Compensation Committee is responsible for discharging the Board’s responsibilities related to compensation of the Company’s executives and also reviews, recommends for approval by the Board and oversees the Company’s perquisite plans, management plans, long-term incentive plans, defined benefit plans, contribution plans, and other welfare benefit plans. In addition to, or in furtherance of, the Compensation Committee’s functions described above, the Compensation Committee:

•

recommends to the Board an overall executive compensation policy that is designed to support overall business strategies and objectives, attract, retain, motivate and reward key executives, link compensation with organizational performance while appropriately balancing risk and reward, align executives’ interests with those of the Company’s shareholders and provide competitive and reasonable compensation opportunities;

•

annually reviews and recommends to the independent members of the Board corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), and manages and executes the evaluation of the CEO conducted by the independent members of the Board in light of these goals and objectives;

•	reviews and recommends to the independent members of the Board the CEO’s compensation, including salary, bonus, profit sharing and other incentive and equity-based compensation, including financial targets and/or other performance measures and change-in-control arrangements, including a review of whether there is an appropriate balance between risk and reward;

•	reviews and approves, with the CEO’s involvement, salaries, discretionary cash bonus payments and discretionary stock or other equity-based grants;

•

establishes, with the CEO’s involvement, financial targets or other performance measures, after considering the Company’s budget as well as target award levels for bonus, profit sharing and incentive compensation payments, and reviews and approves the individual compensation payments with input from other Board Committees as appropriate;

•

reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) as well as any disclosure in the Company’s proxy statement pertaining to risk associated with the Company’s compensation policies, plans and practices and recommends to the Board that the CD&A and risk disclosures be included in the proxy statement;

•

annually reviews the non-employee directors’ compensation program for competitiveness and plan design, recommends to the Board any modifications of the non-employee directors’ compensation program and grants stock options and restricted stock awards and another other equity based compensation for non-employee directors in accordance with the non-employee directors’ compensation program; and

•	reviews and recommends for approval by the Board new management or long-term incentive compensation plans or changes to existing plans.

•

makes individual grants of stock options, restricted stock awards and other equity-based compensation to any executive employees who are not direct reports of the CEO, and total grants for non-executive employees of the Company and its subsidiaries, as authorized under relevant plans.

•	establishes, reviews and monitors compliance with policies and procedures related to perquisites for executive officers;

•	reviews and approved all perquisite plans or programs for executive officers, new defined benefit plans, contribution plans, other welfare benefit plans, change in control arrangements for executives (other than the CEO) and any nonexecutive employees, the administrative rules under the Company’s management or long term incentive compensation plans and all material modifications or terminations to such plans, agreements and rules;

•	oversees profit sharing plans for nonexecutive employees and the administration of compensation, incentive and benefit plans;

•	reviews and recommends for approval by the Board changes to the Compensation Committee’s charter; and

•	conducts annually a performance evaluation of the Compensation Committee’s effectiveness and delivers the results of such evaluation the Nominating and Corporate Governance Committee.

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or other advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.

The Committee has engaged Compensation Strategies, Inc. (the “Consultant”), an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to the Company’s management in the area of executive and non-employee director’s compensation for the Company. The Consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments. The Consultant conducts regular reviews of total compensation of the Company’s executive group, based on the process described in the CD&A, for review by management and the Committee in determining the appropriate levels of compensation for each executive.

The Consultant also conducts regular reviews of total compensation of the Company’s non-employee directors and assists the Committee with development of recommended changes in such compensation for approval by the Board of Directors. The Consultant also provides advice to the Committee and management on other executive and Board compensation issues that arise throughout the year. During 2012, the scope of the Consultant’s assignments included advice on the design of the Company’s Management Incentive Plan and long-term incentive programs for 2012 and for 2013 and the amendment of the Long-Term Incentive Plan (both discussed in the CD&A beginning on page 28 of this proxy statement), and providing advice on executive succession planning.

The Chairperson of the Compensation Committee is responsible for leadership of the Committee and development of the meeting agendas. The Committee may form subcommittees and delegate authority to them, as it deems appropriate. The meetings of the Compensation Committee are regularly attended by the Committee’s independent compensation consultant. The CEO, Vice President of Human Resources and the Secretary also generally attend, and the CFO occasionally attends, Compensation Committee meetings. Any members of management present at the meeting, including the CEO, are asked to leave prior to any discussions of their compensation. In addition, the Compensation Committee holds a final executive session with only independent board committee members before approving any compensation.

The CEO provides performance assessments and compensation recommendations for each executive officer of the Company (other than himself) who reports to him directly on an annual basis. The Compensation Committee considers the CEO’s recommendations with the assistance of the Consultant and approves the compensation of the executive officers (other than the CEO). In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management present, and then provides this recommendation to the independent members of the Board for approval in executive session.

Finance Committee. The Finance Committee currently consists of five (5) directors: Mr. DeBenedictis, (Chairperson) and Messrs. Fogarty, Ill, Parrini and Stewart. The Finance Committee provides advice to the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. Specifically, pursuant to its Board-approved charter, the Finance Committee:

•	reviews and recommends for approval by the Board, the Company’s annual operating and capital budgets;

•	reviews the performance of the Company’s pension funds and the Company’s recommendations regarding investment objectives, strategies and/or managers as warranted;

•	reviews significant financial exposures and contingent liabilities of the Company, and reviews the Company’s insurance coverage;

•	reviews the range of investment vehicles available to participants under the Company’s 401(k) Plan and the availability of Company stock as an investment option under the 401(k) Plan;

•	oversees the development and monitors execution of the Company’s financial policies, including financial objectives, strategies and plans, exclusive of accounting and other matters, which are within the oversight responsibilities of the Audit Committee; and

•	convenes, at the request of management or the Board, to provide insight and guidance on other issues of financial significance, including any long-term financial plans of the Company.

The Finance Committee held four (4) meetings during 2012.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of four (4) directors: Mr. Hall (Chairperson), and Messrs. Fogarty, Naples and Smoot. In the opinion of the Board, all four members of the Nominating and Corporate Governance Committee meet the director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement. Pursuant to its Board-approved charter, the Nominating and Corporate Governance Committee:

•	provides advice to the Board regarding all corporate governance matters;

•

develops and recommends to the Board corporate governance guidelines and monitors the Company’s compliance with such guidelines; and reviews corporate governance guidelines periodically to assure that they are appropriate for the Company and comply with the requirements of the Securities and Exchange Commission and the NYSE;

•	reviews shareholder proposals for inclusion in the proxy statement for the Annual Meeting of Shareholders;

•

reviews significant shareholder relations issues, corporate political contributions and reviews and approves all corporate contributions to affiliated persons or entities and all contributions in excess of $100,000 per year to any other person or entity;

•	conducts an annual assessment of Board performance;

•	makes recommendations to the Board regarding the Board’s size and composition and the tenure and retirement age of directors;

•	reviews the qualifications of candidates for the Board including nominees recommended by shareholders, and recommends to the Board the nominees for election to the Board at each Annual Meeting;

•	nominates persons to fill vacancies on the Board occurring between annual meetings;
•	nominates directors for committee membership and committee chairpersons;

•	reviews senior management organization and responsibilities, makes nominations to the Board for election of officers, and reviews senior management succession plans;

•

consider questions of possible conflicts of interest of Board members and executive officers, and reviews the relevant facts of all proposed related party transactions and either approves or disapproves entry into the transactions; and

•	annually reviews and recommends to the Board for approval the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers.

The Nominating and Corporate Governance Committee reviews all director nominations submitted to the Company, including individuals recommended by shareholders, directors or members of management. When evaluating whether to recommend an individual for nomination or re-nomination, the Nominating and Corporate Governance Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the nominee’s independence, availability to serve on the Board and the candidate’s knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating director candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each director candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each director candidate for election or re-election, including for incumbent directors, the director’s understanding of the Company’s businesses and the environment within which the Company operates, attendance and participation at meetings, and independence, including any relationships with the Company. Prior to nomination, each candidate for director must consent to stand for election, and each director nominee must agree in writing to abide by the Company’s majority voting policy.

After the Committee has completed its evaluation of all director candidates, it presents its recommended slate of directors to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were considered by the Committee but not recommended for election or re-election as directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/corporate_governance/default.aspx.

Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent directors for re-election at the Annual Meeting. The Committee and Board concluded that each of the incumbent directors should be nominated for re-election based on their individual experience, qualifications, attributes and skills which are summarized in the biographical information contained under “Election of Directors” on pages 8-9. The Committee and the Board assessed these factors in light of the Company’s businesses, which provide a diverse line of specialty papers and fiber-based engineered materials. In particular, the Committee and the Board considered the following factors:

•	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members;

•

The nominees’ experiences relate to and derive from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with many diverse markets targeted by the Company’s businesses and environments that can affect the implementation and execution of the Company’s business plans. These include government and public policy (Mr. DeBenedictis, Mr. Naples), professional services (Ms. Dahlberg, Mr. Ill, Mr. Naples, Mr. Smoot, and Mr. Stewart), public interest (Mr. DeBenedictis, Mr. Naples, Mr. Parrini and Mr. Smoot), financial services (Mr. Hall, Mr. Stewart and Mr. Smoot), and manufacturing (Ms. Dahlberg, Mr. Fogarty, Mr. Hall, Mr. Ill, Mr. Naples and Mr. Parrini);

•

The nominees’ backgrounds include experience with several business sectors and operational challenges applicable to the Company’s businesses. These areas include consumer goods (Ms. Dahlberg, Mr. Hall), new product development (Mr. Fogarty, Mr. Ill, Mr. Parrini), international operations (Mr. Fogarty, Mr. Ill, Mr. Naples and Mr. Parrini), strategic partnerships (Mr. Fogarty and Mr. Ill) and regulated industries (Mr. DeBenedictis); and

•	The nominees have significant substantive expertise in several areas applicable to service on the Board and its committees, including finance and banking (Mr. DeBenedictis, Mr. Hall, Mr. Naples, Mr. Smoot, Mr. Stewart), public company accounting and financial reporting (Mr. DeBenedictis Mr. Fogarty, Mr. Hall, Mr. Naples, Mr. Smoot and Mr. Stewart), strategic planning (all of the nominees), operations management (all of the nominees), corporate governance (all of the nominees) and risk management (all of the nominees).

Any shareholder who wishes to recommend a nominee for election to the Board should follow the procedures set forth on page 4 of this proxy statement.

The Committee periodically reviews and oversees orientation programs for newly elected directors and continuing education programs for incumbent directors. In addition, the Company is a member of the NYSE Corporate Board Member Board Leadership Program, which provides continuing education programs, conferences and other resources for the Company’s directors and executives. The Committee also reviews shareholder proposals submitted for presentation at the Annual Meeting and proposed responses from the Board and makes recommendations to the Board concerning Board procedures. The Nominating and Corporate Governance Committee is charged with developing and recommending corporate governance principles to the Board and reviewing these principles for appropriateness and compliance with SEC and NYSE requirements. The Nominating and Corporate Governance Committee reviews the senior management organization and succession plan.

The Nominating and Corporate Governance Committee has the authority to retain director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. The Nominating and Corporate Governance Committee held five (5) meetings during 2012.

How may a shareholder communicate with the Company’s Board or the non-management directors of the Company?

A shareholder may address written correspondence to the Board or any individual director (whether management or non-management), c/o Mr. Kent K. Matsumoto, Assistant Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401-1434.

The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications which are addressed to the Board or a director to the Chairperson of the committee responsible for the matter addressed in the communication. All communications regarding accounting, internal controls or auditing matters will be forwarded to the Chairperson of the Audit Committee.

Alternatively, the Board has established a method for interested parties to communicate directly with the entire Board or any non-management director by calling the Company’s toll-free Helpline at 800-346-1676.

Does the Company have a majority-voting policy for the election of Directors?

Yes. The Company’s Corporate Governance Principles include a majority-voting policy for the election of directors.

In the event that a nominee for director receives a greater number of votes “withheld” than votes “for” his or her election (a “Majority Withheld Vote”), the Nominating and Corporate Governance Committee will consider the resignation tendered by the affected director and make a recommendation to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following certification of the shareholder vote. In making their determinations, the Nominating and Corporate Governance Committee and the Board may consider any factors or other information that they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release or filing with the SEC. Any director who tenders his or her resignation pursuant to this provision may not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same meeting, then the remaining independent directors who did not receive a Majority Withheld Vote will consider the resignations and determine whether to accept them. If the directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignations, provided, however, that each director’s resignation will be acted upon separately and no director may participate in the Board action regarding whether to accept his or her resignation. A director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is deemed to have been elected and to have immediately resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s by-laws or may amend the Company’s by-laws to decrease the size of the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether the Board should fill any vacancy or amend the Company’s by-laws to reduce the size of Board.

What is the Company’s policy regarding director attendance at the Annual Meeting?

The Company does not have a policy regarding director attendance at the Annual Meeting, however directors generally attend the Annual Meeting.

How often did the Board meet during 2012?

The Board held seven (7) meetings during 2012. The standing committees established by the Board held a total of twenty-five (25) meetings in 2012. Each of the incumbent directors attended at least 97% of the aggregate of the meetings of the Board and Board committees on which he or she served in 2012. Non-management directors meet in regularly scheduled executive sessions (without management), at which the Chairperson of the Nominating and Corporate Governance Committee presides.

Where can additional corporate governance and related information be obtained?

The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page consisting of, among other things, the Company’s Corporate Governance Principles and Code of Business Conduct, a listing of its Board of Directors and Executive Officers, the charters of each of the Committees of the Board of Directors, the Company’s Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter, and other related material. The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website. The Company will, upon request, provide a copy of its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers, at no charge.

How were directors compensated?

Base Compensation. In 2012, non-employee directors received an annual retainer fee of $42,000, paid in cash. In addition to the annual retainer, non-employee directors were paid in cash $1,500 for each Board or committee meeting that they attended (except for the two-day Board retreat, for which directors were paid $2,000). The director serving as Chairperson of the Audit Committee was paid an additional $15,000 in cash for his service; the director serving as Chairperson of the Compensation Committee was paid an additional $10,000 in cash for his service; the director serving as Chairperson of the Finance Committee was paid an additional $5,000 in cash for his service; and the director serving as Chairperson of the Nominating and Corporate Governance Committee received an additional $7,500 in cash for his service. In addition, each non-employee director received an annual restricted stock unit (“RSU”) award valued at $80,000 on the grant date. Such awards will vest over a three-year period.

All accrued, but unpaid, director cash compensation payments are made on each May 1 and November 1. RSUs granted to directors since 2009 will immediately vest upon a change in control.

Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for directors (the Deferred Compensation Plan), every year each director may elect to defer 50%, 75% or 100% of his or her annual retainer paid to such director for serving on the Board, but not including any fees paid to a director for attending meetings of the Board or any committee or for serving as a chairperson of a committee of the Board. No such elections were made with respect to fees earned in 2012.

Benefits. Each non-employee director is covered by the Company’s director’s and officers’ liability insurance, as well as the Company’s travel accident insurance.

Share Ownership Guidelines. The Company has established share ownership guidelines for its non-employee directors in order to further enhance alignment with shareholders. The share ownership guidelines require that each director own shares of the Company’s common stock which, in aggregate, are equal in value to at least 5X the current annual Board retainer, which equates to 17,500 shares based on a stock price of $12.00 per share (the closing price of the Company’s common stock at the time the guidelines were initially adopted). Directors have up to five (5) years to attain this guideline share ownership level. Shares owned directly or indirectly by the director and unvested RSUs are counted toward satisfying the share ownership guideline for directors. As of December 31, 2012, all of the non-employee directors were in compliance with the share ownership guideline or were on track to satisfy their applicable guideline within the allotted period.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Kathleen A. Dahlberg	$74,000	$80,003	$3,074	$157,077
Nicholas DeBenedictis	82,000	80,003	3,074	165,077
Kevin M. Fogarty	60,500	88,884(5)	1,120	150,504
J. Robert Hall	85,250	80,003	3,074	168,327
Richard C. Ill	81,000	80,003	3,074	164,077
Ronald J. Naples	80,500	80,003	3,074	163,577
Richard L. Smoot	72,500	80,003	3,074	155,577
Lee C. Stewart	81,250	80,003	3,074	164,327

(1)	Only non-employee directors receive compensation for service on the Board.

(2)	The amounts include annual retainer fees, meeting fees and chairmanship fees earned and paid, or to be paid, in cash.

(3)	The amounts listed, other than with respect to Mr. Fogarty, are comprised of the fair market value of $15.01 per share in accordance with FASB ASC 718 for RSUs granted on May 8, 2012.
(4)	Represents dividend equivalents paid to the non-employee directors in 2012. The directors earn dividend equivalents on their outstanding RSUs.

(5)	In accordance with FASB ASC 718, the amount listed for Mr. Fogarty is based on the fair market value of $14.90 per share for RSUs granted on January 23, 2012, and the fair market value of $15.01 per share for RSUs granted on May 8, 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a description of the Company’s executive compensation philosophy and programs, the compensation decisions that have been made under those programs, and the factors considered in making those decisions. The CD&A focuses on the compensation of our Named Executive Officers (“NEOs”) for 2012, who were:

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer

•	John P. Jacunski, Senior Vice President and Chief Financial Officer

•	Martin Rapp, Vice President and General Manager, Composite Fibers Business Unit

•	Debabrata Mukherjee, Vice President and General Manager, Specialty Papers Business Unit

•	William T. Yanavitch II, Vice President, Human Resources & Administration

Executive Summary

The objective of the Company’s executive compensation program is to attract, retain, motivate, and reward those executives who are crucial to the success of the Company and to creating long-term shareholder value. Our program is driven around three principles:

Compensation Principles	Rationale
Pay for Performance	To reward achievement of specific Company financial performance goals that are aligned with strategic initiatives the Company has determined drive shareholder value.
Pay at Risk	To provide a mix of compensation with strong emphasis on annual and long-term incentives that are linked to Company and individual performance.
Shareholder Alignment	To align the interests of our NEOs with shareholders by encouraging a meaningful personal stake in the Company. This is achieved through stock ownership guidelines, equity-based NEO compensation, and linking incentive compensation performance goals to key financial metrics.

Total compensation under the program for the NEOs is generally targeted at the 50th percentile of market levels and consists of base salary, annual incentives, long-term incentives, minimal perquisites, and benefits.

A significant portion of each NEO’s compensation opportunity consists of performance-based annual and long-term incentives. The Compensation Committee of the Board of Directors (the “Committee”) judges the Company’s performance by achievement of specific Company and business unit financial goals that the Committee has determined are directly linked to shareholder value and that are derived from the Company’s annual and longer-term strategic plans. These incentives are subject to downward adjustment based on individual performance and are designed to have a strong connection to the performance of the Company. They are also designed to mitigate risk through a mix of short- and long-term performance goals that ensure the business grows in a balanced manner and are aligned with the Committee’s risk oversight procedures discussed elsewhere in this proxy statement.

For 2012, NEOs’ annual incentives under the Company’s Management Incentive Plan (the “MIP”) were contingent on the achievement of Operating Net Income (“ONI”) and Free Cash Flow (each as defined on page 32) to encourage a focus on earnings and cash flow generation at the corporate level. The business unit leaders (Messrs. Rapp and Mukherjee) are also incented on an operating profit metric which specifically aligns these individuals with the performance of their respective business units.

The long-term incentive program for the NEOs in 2012 consisted of a combination of performance shares and stock-only stock appreciation rights (“SOSARs”) and, therefore, is 100% performance-based. SOSARs directly link executive compensation to the interests of shareholders through awards which have a value that is entirely dependent on appreciation in the Company’s common stock price from the date the awards are granted. In addition, the performance shares provide an opportunity to receive shares of Company common stock contingent upon the achievement of three-year cumulative adjusted EBITDA (i.e., earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items) and Return on Capital Employed (“ROCE”) goals. As a result, executives’ interests are linked to the interests of shareholders through future stock price appreciation as well as specific financial performance metrics that drive long-term shareholder value.

2012 Highlights: In 2012, the Company’s annual net sales declined by 1.6% to $1.6 billion, reflecting the recession in Europe and weakness of the Euro; however, net sales on a constant currency basis increased 0.7%. Adjusted earnings per share (which excludes certain unusual, non-recurring items) increased in 2012 by 24% to $1.25 per share, driven by higher operating profit from Specialty Papers and Advanced Airlaid Materials together with the positive impact of debt refinancing and share repurchases. The Company again generated strong free cash flow which totaled $54.1 million in 2012, and total shareholder return for

2012 was 26.6%. The Company’s ROCE increased to 9.3% in 2012 from 8.6% in 2011, and is well ahead of its cost of capital. The Company redeemed its $200 million 7.125% Notes due in 2016 and completed a private placement of $250 million Senior Notes at an interest rate of 5.375% due in 2020. Through December, the Company repurchased 291,120 shares of common stock at a cost of approximately $4.5 million as part of the $25 million buyback program announced in May 2012.

Based on 2012 performance levels, the Company paid cash bonuses under the MIP to the NEOs equal to 106.0% of each individual’s target amount for the year for Messrs. Parrini, Jacunski, and Yanavitch and 86.0% and 117.7% for Messrs. Rapp and Mukherjee respectively, whose bonuses were based, in part, on the performance of their respective business units. The following chart outlines the performance to target for each measure used to determine the NEOs respective bonus:

Measure	Achievement to Target
ONI	Slightly Below
Free Cash Flow	Above
Composite Fibers Business Unit Operating Profit	Below
Specialty Papers Business Unit Operating Profit	Above

The Committee has also adopted policies that it believes align the interests of the Company’s executives with the interests of shareholders while still attracting, retaining, motivating, and rewarding its executives, including the following:

•

The Committee re-evaluated the previously-established guidelines that require senior executives, including the NEOs, to meet minimum stock ownership levels and determined the guidelines were appropriate. These guidelines are discussed below under the heading “Equity Ownership Policies.”

•

Based on a recommendation by management, the Committee approved the use of performance shares for future awards to be given to all members of management who receive incentive compensation through the Company’s Long Term Incentive Plan. Performance shares were a key component to the NEOs long term incentive awards since 2011. The expanded use of performance shares further aligns the management team with the interests of shareholders. Additional details on the Company’s Long Term Incentive compensation are discussed below under the heading “Long-Term Incentives.”

•

While the Committee believes that perquisites should be a minimal part of executive compensation, the Company offers perquisites to certain NEOs that represent only a small portion of each NEO’s total compensation (such as country club memberships for the CEO and a car allowance for executives in Europe which is a customary practice). In fact, three of the NEOs received no perquisites during 2012, and the value of perquisites for each of the other two NEOs was below $20,000.

The second advisory shareholder vote on the Company’s executive compensation practices (“say-on-pay”) was held at the 2012 shareholders meeting, as required by the Dodd-Frank legislation. After receiving a favorable vote from shareholders on our advisory shareholder vote on the Company’s executive compensation practices (“say-on-pay”) at both the 2011 and 2012 annual shareholders meetings, the Committee continued to apply the same general principles in 2012 as were used in 2011, as are described in this CD&A, when determining the amounts and types of executive compensation.

Compensation Objectives and Process

The Committee recommends to the Board for approval the Company’s compensation philosophy, and supervises the compensation program for the NEOs and other executives of the Company. The Committee has designed the Company’s compensation programs to attract, retain, motivate, and reward the executives who are crucial to the Company’s success and to creating long-term shareholder value. The Committee believes that compensation should reflect Company and individual performance and should be fair, competitive and reasonable in light of a person’s responsibilities and experience.

As a result, the total compensation paid to the NEOs and other Company executives consists of several forms of compensation, including base salary, annual incentives, long-term incentives, minimal perquisites, and benefits. Moreover, the Committee generally structures total compensation opportunities to target the 50th percentile of market levels. The Committee believes this structure provides a competitive level of compensation relative to the Company’s industry and is also consistent with its compensation philosophy. A significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation. Though annual and long-term incentives are subject to downward adjustment based on individual performance, the Committee judges the annual performance of the Company under the MIP through achievement of ONI and Free Cash Flow goals, while long-term incentives reflect longer-term performance through stock price performance and the achievement of multi-year adjusted EBITDA and ROCE goals. These incentive programs focus on long-term and short-term performance in furtherance of the Company’s strategic plan and align the interests of the Company’s executives with those of shareholders. The opportunity to earn at-risk variable compensation is different for each NEO and generally increases commensurate with the NEO’s level of responsibility within the Company. As discussed on page 50 of this proxy statement, the Committee annually reviews the Company’s incentive compensation plans to determine whether those plans present undue risk to the Company. In addition, the mix of annual and long-term incentive compensation varies among the NEOs in that the relative proportion of long-term incentive compensation is greater for greater levels of responsibility.

For 2012, the Company’s annual compensation was cash-based, while long-term compensation consisted entirely of performance-based equity awards. For 2013, annual compensation will continue to be cash-based, and long-term compensation will continue to consist 100% of performance-based equity awards. The Committee does not specifically target any particular mix of cash and equity-based compensation or mix of annual and long-term incentive compensation; instead, the Committee sets each component of compensation for the NEOs to generally target the 50th percentile of market levels, as described below. The Committee reviews the mix of compensation components for the NEOs to ensure that they are in an appropriate range relative to the market.

Except in the case of the CEO (whose compensation is approved by the Board), the Committee determines the overall compensation strategy and policies for the NEOs and other key executives, and approves their compensation. In doing so, the Committee, as appropriate, seeks input from certain NEOs and other executives with respect to compensation decisions. Specifically:

•	The Committee retains an independent compensation consultant (“Consultant”) to provide advice, information, and analysis on executive compensation and benefits;

•

The Committee, as appropriate, consults with the Company’s Vice President of Human Resources and Administration and the Consultant to develop the design of compensation programs and make compensation decisions;

•

The Committee, as appropriate, consults with the CEO, CFO, the Consultant, and the Finance Committee of the Board of Directors to obtain background regarding the Company’s key financial objectives, metrics and performance and recommendations for design of the Company’s annual and long-term compensation programs;

•

Compensation decisions which pertain to the NEOs other than the CEO are made by the Committee in consultation with and based on recommendations received from the CEO (after consultation with the Company’s Vice President of Human Resources and Administration), and based on guidance received from the Consultant; and

•	The Company’s legal counsel and the Company’s Human Resources staff provide legal and governance advice and other technical support to the Committee.

The NEOs may, at the invitation of the Committee, attend portions of the Committee meetings; however, the Committee’s usual practice is to meet in executive session both alone and with the Consultant to reach final decisions about NEO compensation.

The compensation level for each NEO, except the CEO, is approved by the Committee after consideration of the specific recommendation of the CEO. In the case of the CEO, the Committee, with assistance from the Consultant, develops recommendations in executive session without the CEO or any other member of management in attendance, and then provides its recommendation to the independent members of the Board for consideration and approval in executive session. All references to actions by the Committee with respect to setting the compensation of the NEOs shall mean that the Committee has acted with respect to all NEOs except the CEO. References to actions by the Committee with respect to CEO compensation shall mean that the independent members of the Board have acted with respect to CEO compensation after receiving the recommendation of the Committee.

The Committee has sole authority to retain and terminate any consultants directly assisting it. The Committee also has the sole authority to approve the fees and other engagement terms for its consultants. For 2012, the Committee retained Compensation Strategies, Inc. (“CSI”) as its Consultant. In preparation to establish fiscal year 2012 compensation, the Committee used CSI for such issues as:

•	to assess the competitiveness of the executive compensation program;

•	to make recommendations regarding the program design based on prevailing market practices and business conditions;

•	to advise the Committee on:

–	the level of each NEO’s compensation;

–	peer group composition;

–	incentive plan performance metric conventions and design;

–	external trends and regulatory developments; and

•	to conduct research and analysis as directed by the Committee.

The Consultant continued to provide competitive market data on executive compensation during 2012 that was used to evaluate the overall competitiveness of the Company’s compensation program and to develop recommendations on the total compensation paid to NEOs and other executives of the Company. The Consultant attended portions of Committee meetings and regularly met in executive session with the Committee with no members of management present. The Consultant does not provide any other services, including human resources, benefits, or related services to the Company, Committee, or Board of Directors.

The Committee has established several practices to ensure the Consultant’s independence, candor, and objectivity. The Consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of management present, and consults with the Committee’s Chairman between meetings. Management periodically reports to the Committee the fees paid for services performed by the Consultant, and the Committee approves annually the work plan and budget for the Consultant.

Determination of Compensation Levels

As indicated above, the Committee generally structures total compensation opportunities to target the 50th percentile of market levels, which, it believes, provides a competitive level of compensation relative to the Company’s industry. In order to determine the 50th percentile of market levels, the Committee reviews a market analysis of total compensation for similarly situated executives from peer group companies and other broader-based market compensation data that is prepared by the Consultant. This market analysis is performed annually with respect to the CEO and CFO positions and every other year with respect to remaining NEOs. However, if market compensation levels with respect to the CEO or CFO are found to have changed substantially during the off-years, a full review of total compensation for the CEO, CFO and the other NEOs is conducted. For 2012, the review included the total compensation of all of the NEOs. Consistent with standard practices, due to the varying sizes of the companies included in the peer group companies, statistical analysis was used to normalize the market compensation data collected to reflect the relative annual revenues of the Company and each of the peer group companies. This process ensures that all market compensation data is properly adjusted to reflect the Company’s current size regardless of where the Company’s revenues fall in relation to the peers. In determining appropriate individual compensation levels for the NEOs, the Committee considers the adjusted market compensation data and the NEO’s tenure, experience, and particular set of skills as well as the NEO’s and Company’s overall performance.

The Company’s peer group for compensation benchmarking (“Compensation Peer Group”) for 2012 is unchanged from 2011. The annual revenues of the companies included in the Compensation Peer Group for 2012 ranged from $340 million to $6.5 billion with median revenue of $1.6 billion (versus the Company’s 2012 annual revenue of $1.6 billion). Because the Company competes for executive talent with a broad range of companies and industries, the companies included in the Compensation Peer Group are not the same as those companies which are included in the Company’s performance graph in the Company’s Annual Report to Shareholders. The companies that are included in the Compensation Peer Group, together with information on which of these companies are also included in the performance graph that appears in the Company’s Annual Report on Form 10-K, is provided below:

Compensation Peer Group	Performance Graph Peer Group
Avery Dennison
Bemis Co. Inc.
Buckeye Technologies, Inc.	✓
Cenveo, Inc. Clearwater Paper Corp.	✓
CSS Industries, Inc.
Graphic Packaging Holding Co.
Greif, Inc.
Lydall, Inc.
Meadwestvaco Corp.
Neenah Paper Co.	✓
Packaging Corp. of America
Potlach Corp
Rayonier, Inc.
Rock-Tenn Co.
Schweitzer-Mauduit International, Inc.	✓
Sonoco Products Co.
Wausau Paper Corp	✓

Base Salary

Although the Committee has structured the compensation of the NEOs such that a significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation, it believes that base salary is an important element of compensation that also contributes to the Company’s compensation objectives. The base salaries of the NEOs are reviewed and approved annually by the Committee, typically during the first quarter of the calendar year. Consistent with the Committee’s compensation philosophy, base salaries for the NEOs are generally targeted at the 50th percentile of the market. The Committee believes this compensation level is sufficient to achieve the objectives of the Company’s compensation program. In addition to assessing base salaries against comparable market data, in setting the annual base salary of each NEO, the Committee considers several factors, including:

•	salary recommendations from the CEO;

•	the relative importance of the job to the Company;

•	the external competitiveness of the NEO’s total compensation package;

•	the nature and complexity of the job duties;

•	the performance of the NEO and the Company; and

•	internal equity considerations.

The Committee does not assign relative weightings to any of these factors. The Committee reviews base salaries annually, but may adjust salaries at any point during the year. The Committee does not necessarily adjust the NEOs’ base salaries each year.

For 2012, the Committee approved base salary increases for the NEOs other than Mr. Parrini, ranging from 2.5% to 6%, effective as of February 1, 2012. Mr. Parrini received a base salary increase to $661,500 as of February 1, 2012. Mr. Parrini does not have an employment agreement with the Company. As a group, the NEOs’ base salaries were within 2% below the 50th percentile of the market for 2012.

For 2013, the Committee approved base salary increases for the NEOs other than Mr. Parrini, ranging from 2% to 10%, effective as of February 1, 2013. Mr. Parrini received a base salary increase to $850,000 as of February 1, 2013, in recognition of his strong performance since assuming the role of Chairman and CEO and to further align his compensation to the 50th percentile of the market. As a group, the NEOs’ base salaries are within 1% of the 50th percentile of the market for 2013.

Annual Incentives

The Committee believes that annual incentive awards, or bonuses, provide important performance incentives for the NEOs and other eligible Company executives and help to further the Committee’s compensation philosophy. The Company currently provides an annual incentive bonus opportunity to the NEOs under the

Company’s MIP. By design, the incentive bonuses, which NEOs are eligible to earn under the MIP, comprise a significant portion of the NEOs’ total compensation. Consistent with the Committee’s philosophy, the MIP is designed to ensure that incentive bonus awards represent at-risk compensation for the NEOs, to reward the achievement of corporate objectives that are pre-established by the Committee, and to provide incentive compensation that is competitive with the market for each position.

Each year the Committee approves a target bonus (as well as a range of possible payouts based on a range of performance levels) under the MIP for each NEO, expressed as a percentage of the NEO’s base salary with the exception of the CEO, whose target bonus is approved by the Board. The Committee generally establishes target bonuses for the NEOs at the 50th percentile of the competitive marketplace. Given that the NEOs’ 2012 base salaries were below the 50th percentile of the market as a group and target bonus percentages were generally near or below the 50th percentile, the NEOs’ target bonuses, as a dollar amount, were also below the 50th percentile of the market. For 2012, target bonus percentages for the NEOs remained unchanged from 2011, with the exception of Mr. Parrini, whose target bonus percentage was increased to 95% to link more of his compensation to the annual performance of the Company and because his previous target bonus level was below the 50th percentile of the market. For 2013, target bonus percentages for the NEO’s remain unchanged from 2012, with the exception of Messrs. Rapp and Mukherjee, whose target bonus percentages were increased to 50% to further link more of the Business Unit executives’ compensation to the annual performance of the company.

The following table sets forth targeted bonus levels for each NEO:

Named Executive Officer	2012 Target Bonus (as a percentage of 2012 Base Salary)	2012 Target Bonus
Parrini	95%	$628,425
Jacunski	60	251,519
Rapp	45	176,081
Mukherjee	45	154,159
Yanavitch	45	125,842

Usually, in February each year, the Committee, in consultation with the Audit Committee, recommends to the Board whether the pre-established MIP corporate performance metrics have been met and, based upon the Board’s determination that the metrics have been met, decides whether, and at what level, to award bonuses to the NEOs. As discussed further below, the amount ultimately received by the NEOs and other eligible executives is dependent on the extent of achievement of performance metrics established annually by the Committee for the MIP. The MIP provides that the Committee may, in its discretion, adjust any bonus earned by any NEO or other executive downward but the Committee does not have discretion to increase any bonus earned by any NEO or other executive.

For 2012, the Committee adopted a MIP design consistent with the design used in 2011 which incorporates the following two metrics for all NEOs: ONI and Free Cash Flow, which the Committee believes are directly linked to the creation of shareholder value. These metrics were chosen to focus the NEOs and other key executives not only on earnings but also on cash flow management. As in previous years, ONI consisted of net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”) adjusted to exclude after-tax pension income or pension expense, gains from the sale of timberlands, and certain other items as specified by the Committee. Free Cash Flow consisted of operating cash flows minus capital expenditures, and adjusted to exclude certain items as specified by the Committee. For those NEOs who are not leaders of the Company’s business units, these metrics were weighted 80% ONI and 20% Free Cash Flow. However, for the business unit leaders, ONI and Free Cash Flow made up only 60% of their total MIP opportunity; the remaining 40% consisted of performance against business unit operating profit goals for their respective business units. The target performance levels of ONI, Free Cash Flow, and business unit operating profit were set at the Company’s budgeted levels for 2012, as previously approved by the Board.

In keeping with past practice, the Committee also incorporated a design feature in the 2012 MIP which required that the Company achieve a pre-established minimum level of performance for each MIP metric before any bonus may be earned by any eligible executive, including the NEOs, under the MIP (“Bonus Threshold Performance Level”). For 2012, the Bonus Threshold Performance Level was 80% of the targeted performance level for each MIP metric. Payment amounts for achievement of the Bonus Threshold Performance Levels remained unchanged from prior years at 50% of the target opportunities, and payment amounts for achievement of the maximum performance levels also remained unchanged at 200% of the target opportunities.

The following table summarizes the level of Company performance associated with each MIP metric and the corresponding target bonus level for the NEOs:

	Percent of targeted bonus
	50%	100%	200%
Performance metric (millions)
Operating Net Income	$50.6	$63.3	$88.6
Free Cash Flow	$58.4	$73.0	$102.2
Specialty Papers Business Unit Operating Profit	$47.2	$59.0	$82.6
Composite Fibers Business Unit Operating Profit	$35.0	$43.8	$61.3

In 2012, the Company’s ONI totaled $62.3 million, Free Cash Flow totaled $86.5 million, Specialty Papers Business Unit operating profit was $67.3 million, and Composite Fibers Business Unit operating profit was $36.1 million. The resulting bonus payout level for Messrs. Parrini, Jacunski, and Yanavitch was 106.0% of the NEO’s bonus target level and for Messrs. Rapp and Mukherjee, 86.0% and 117.7% of the NEO’s bonus target level, respectively.

The Committee believes the ONI, Free Cash Flow, and business unit operating profit target levels were set at levels to sufficiently challenge the NEOs, meet the annual performance objectives of the Company, and satisfy the Company’s compensation objectives. The following table summarizes the NEO’s target bonus opportunities for 2012 as a percentage of their base salaries:

MIP Performance Level	Target Bonus Range (Percent of Base Salary)
Minimum (50% of performance target)	22.5	to	47.5
Target (100% of performance target)	45.0	to	95.0
Maximum (200% of performance target)	90.0	to	190.0

The ranges set forth above are based on advice received from the Consultant regarding market practices. All payments to the NEOs under the MIP are based entirely on ONI, Free Cash Flow, and business unit operating profit performance of the Company; no portion of a NEO’s MIP payment is based on the individual performance of the NEO. However, the Committee may reduce payments under the MIP based on the Committee’s assessment of individual performance during the year, with the approval of the independent members of the Board in the case of the CEO. No such reductions were made for 2012.

For 2013, the Committee adopted a MIP design that continues to use ONI and Free Cash Flow for all NEOs as well as business unit operating profit for business unit leaders. ONI will, again, consist of net income determined in accordance with US GAAP, adjusted to exclude certain items as determined by the Committee. Free Cash Flow will continue to consist of operating cash flows minus capital expenditures, adjusted to exclude certain items as determined by the Committee. For those NEOs who are not leaders of the Company’s business units, these metrics will continue to be weighted 80% ONI and 20% Free Cash Flow. For the business unit leaders, ONI and Free Cash Flow will continue to make up 60% of their total MIP opportunity; the remaining 40% will consist of performance against business unit operating profit goals for their respective units. The target performance levels of ONI, Free Cash Flow, and business unit operating profit were derived from the Company’s budgeted levels for 2013 as previously approved by the

Board. Payment amounts for achievement of the threshold performance levels remained unchanged from prior years at 50% of the target opportunities, and payment amounts for achievement of the maximum performance levels also remained unchanged at 200% of the target opportunities.

Long-Term Incentives

Over the long term, the Committee believes that executive compensation should be substantially linked to corporate performance and shareholder value creation. The Committee believes that long-term compensation provides strong incentives for executives to improve the Company’s long-term performance, deliver value to its shareholders, and remain employed by the Company. Accordingly, again generally targeting the 50th percentile of the competitive marketplace, and with advice from the Consultant, the Committee determines annually the amount of long-term compensation that will be granted to executives under the Company’s shareholder approved Long Term Incentive Plan (“LTIP”). The Committee also reviews on an annual basis the appropriateness and relative weightings of the long-term incentive compensation vehicles available under the LTIP.

2012 Long-Term Incentive Program. The Company’s 2012 LTIP was designed to be 100% performance-based. The design is consistent with 2011 and is comprised of performance shares and SOSARS, with performance shares and SOSARs representing 50% of each NEO’s total long-term incentive. Based on market information provided by the Consultant, the Committee believes this mix of equity-based compensation is the appropriate balance of performance-based incentives and aligns the NEOs’ interests with those of shareholders.

Performance Shares. Performance shares represent the opportunity to receive a specified number of shares of Company common stock upon the achievement of specified corporate financial goals. As a result, executives’ interests are linked to the interests of shareholders through future stock price appreciation as well as the Company’s financial performance. These shares will be received if, following the close of a three-year period ending with fiscal year 2014, certain pre-established performance criteria are met. The

Committee has selected cumulative adjusted EBITDA (i.e., earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items) and Return on Capital Employed (“ROCE”) as the dual criteria for determining the vesting of performance shares. The Committee believes that cumulative adjusted EBITDA and ROCE are directly associated with increasing shareholder value. To that end, 40% of the NEO’s performance share award will be dependent on the Company’s achievement of the cumulative adjusted EBITDA criteria and 60% of the NEO’s performance share award will be dependent on the Company’s achievement of a three-year average ROCE goal. Payment amounts for achievement of the threshold performance levels equal 50% of the target opportunities, and achievement of the maximum performance levels results in payments equal to 150% of the target opportunities. The target number of performance shares granted to the NEOs in 2012 ranged from 6,470 to 29,120, depending on the NEO’s position, the NEO’s performance, and information provided by the Consultant regarding competitive market practices for each position.

SOSARs. SOSARs are intended to link executive compensation directly to the interests of shareholders through awards which have a value that is entirely dependent on appreciation in the Company’s common stock price from the date the awards are granted. The SOSARs granted to the NEOs during 2012 ranged from 18,530 to 85,130, depending on the position of the NEO, the NEO’s performance, and information provided by the Committee’s external compensation consultant regarding competitive market compensation practices for each position. The SOSARs granted by the Committee during 2012 had an exercise price equal to the Company’s closing common stock price on the date of grant, or $15.61, have a ten-year expiration term, and vest ratably, with one-third of the SOSARs vesting on the first, second, and third anniversaries of the date of grant. This vesting schedule is designed to retain the NEOs and other key executives of the Company for an appropriate length of time prior to the SOSARs becoming vested or exercisable. Upon exercise of a vested SOSAR, the NEO will receive shares of Company common stock with a value equal to the appreciation of the Company’s common stock from the date of grant. The re-pricing of SOSARs is not permitted under the LTIP.

The following exhibit summarizes the Company’s 2012 LTIP design:

40%: 3-year Cumulative Adjusted EBITDA
	(% of Target)	Payout (as % of Target)
Maximum	(140%)	150%
Target	(100%)	100%
Threshold	(80%)	50%
< Threshold	(<80%)	0%

60%: ROCE (3-year average)
	(% of Target)	Payout (as % of Target)
Maximum	(140%)	150%
Target	(100%)	100%
Threshold	(80%)	50%
< Threshold	(<80%)	0%

2013 Long-Term Incentive Program. The Company’s 2013 LTIP design continues to be 100% performance-based. For 2013, it continues to consist of performance shares and SOSARS, with performance shares and SOSARs each representing 50% of each NEO’s total long-term incentive. The Committee has again selected cumulative adjusted EBITDA and ROCE as the dual criteria for determining the vesting of performance shares. The weightings for these two performance metrics will remain 40% and 60%, respectively, of each NEO’s performance share award. Payment amounts for achievement of the threshold performance levels equal 50% of the target opportunities, and achievement of the maximum performance levels results in payments equal to 150% of the target opportunities. The number of SOSARs granted to the NEOs on March 5, 2013 ranged from 20,720 to 98,010, and the target number of performance shares granted to the NEOs also on March 5, 2013 ranged from 6,480 to 30,640, depending on the position of the NEO, the NEO’s performance, and information provided by the Committee’s compensation consultant regarding competitive market practices for each position. The SOSARs had an exercise price equal to the Company’s closing common stock price on the date of grant, or $18.36. Based on market information provided by the Consultant, the Committee believes this mix of equity- based compensation, at the relative weightings discussed above, provides the appropriate level of performance-based grants and aligns the NEOs’ interests with those of shareholders.

In recent years it has been the Committee’s practice to consider recommendations for equity-based grants to the NEOs and certain other key executives of the Company at its meeting that occurs in March of each year.

Equity Ownership Policies

The Company has established several policies for its NEOs and certain other executives of the Company regarding equity ownership. These policies reinforce the importance of aligning the financial interests of executives and shareholders and impose certain controls and restrictions on the ability of an executive officer to buy or sell securities.

Executive Share Ownership Guidelines. The Company’s executives historically have held a significant portion of their personal wealth in the form of the Company’s common stock (or RSUs, stock options, or SOSARs). The Committee believes it is important to require the Company’s senior executives, including the NEOs, to meet minimum stock ownership guidelines (the “Executive Share Ownership Guidelines”). These guidelines, which were established in 2002 and updated in 2009, consist of minimum stock ownership targets that are based on a stock price of approximately $13.00 (the closing price of the Company’s common stock on the date that the guidelines were initially adopted) and the base salary at the time the individual became subject to the guidelines. The Committee expresses these guidelines in terms of the value of equity holdings as a multiple of each senior executive’s base salary. Depending on the executive’s position, the Executive Share Ownership Guidelines require the executive to own a sufficient number of shares of Company stock having a market value that ranges in value from 1 times to, in the case of the CEO, 4 times the senior executive’s base salary.

Equity interests that count toward satisfaction of the Executive Share Ownership Guidelines include shares owned outright by the executive, or his or her spouse and dependent children, vested and unvested RSUs, shares held in a Section 401(k) or deferred compensation account, and 50% of any appreciation on either unexercised vested stock options or SOSARs. Newly hired or promoted executives have up to five years from the time that the executive became subject to the Executive Share Ownership Guidelines to meet the applicable guideline. The Committee may reduce future long-term incentive awards for any executive who fails to meet the Executive Share Ownership Guidelines, depending on the circumstances. Each year, the Committee reviews whether the Company’s executives meet the Executive Share Ownership Guidelines. As of December 31, 2012, all NEOs were in compliance with the applicable guideline for their position.

Name	Ownership Guideline (Market value relative to Starting Base Salary)	# of Shares Required	# of Shares held as of 12/31/2012
Parrini	4X	71,700	185,852
Jacunski	2X	30,400	83,161
Rapp	1X	22,800	46,973
Mukherjee	1X	16,300	40,270
Yanavitch	1X	11,200	44,471

Insider Trading Policy. The Company has an Insider Trading Policy which prohibits certain employees, including all of the NEOs, from purchasing or selling the Company’s securities during certain periods and requires these employees to pre-clear purchases or sales of the Company’s securities with the Company’s General Counsel.

Change in Control Arrangements

The Company has entered into Change-in-Control Employment Agreements with each of the NEOs, as well as certain other executives of the Company, the terms of which are discussed on pages 43-49 of this proxy statement. The Committee believes that these arrangements will serve as an incentive for executives to act in the interest of shareholders during a takeover, despite the risk of losing their jobs. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying change in control (as defined in the agreements), including an amount to cover applicable excise taxes imposed under the Code. Potential payments under these arrangements do not impact the yearly decisions made regarding other elements of executive compensation. The Company’s equity grant agreements outline the terms and conditions for the acceleration of equity vesting when a change in control occurs.

In 2009 the Committee incorporated “double trigger” change of control provisions. A double trigger provision was also included in the performance share grants made beginning in 2011. In general, a double trigger provision only accelerates vesting in the event of a change in control and in the event that the executive is terminated without “Good Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, vesting of RSUs or SOSARS that are granted after March 2009 and that have been held for at least six (6) months will accelerate vesting only upon such a termination that occurs within two (2) years of a change-in-control event. Performance shares are converted into restricted stock of an acquiring company at the greater of target or actual performance for each performance metric through the date of the change in control. The vesting on such converted restricted stock will accelerate only upon a subsequent termination by the Company without “Good Cause” or by the executive with “Good Reason.” The Committee believes that the incorporation of the double trigger provision ensures continuity of management during mergers and acquisitions and assists with retaining key executives, ultimately benefitting shareholders.

Post-Employment Compensation

The Company provides post-employment compensation to its executives, including the NEOs, under the Company’s qualified pension plan for salaried employees (collectively the “Pension Plan”). Compensation that is paid under the Pension Plan is subject to legal limits specified in the Code. The Committee believes that offering post-employment compensation allows the Company to attract, retain, recruit and motivate qualified employees and executives in the current competitive marketplace. Further to that end, the Committee has established a non-qualified Supplemental Executive Retirement Plan (“SERP”) consisting of two post-employment benefits for certain NEOs and other executives who have been nominated by the Company and approved by the Committee to participate in this plan. The first benefit available under the SERP, referred to as the “Restoration Pension Benefit” provides those executives whose benefits under the Pension Plan may be reduced due to legal limits applicable to qualified pension plans under the Code with a supplemental pension benefit, which will restore the portion of the pension benefit that was earned under the Pension Plan that cannot be paid from the Pension Plan due to the legal limits provided in the Code. Eligible executives may receive the Restoration Pension Benefit as an annuity or as a lump sum, depending on the value of the benefit at the time the executive terminates employment with the Company. Effective February 10, 2010, the Committee approved a revision to the Restoration Pension Benefit which revised the procedure for approval of the executives who will be eligible for this benefit. Subject to approval of the Committee, employees will generally be eligible for the Restoration Pension Benefit if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

The second post-employment benefit available under the SERP is referred to as the Final Average Compensation or “FAC” Pension. The FAC Pension pays a monthly pension benefit equal to a designated percentage of the executive’s average compensation over the five (5) years immediately preceding his retirement, offset by an equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including the Restoration Pension. The FAC Pension is payable following the executive’s retirement on or after age 55 in the form of an annuity or a lump sum, depending on the value of the benefit at the time it is scheduled to commence. If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences. Pursuant to transition rules under Section 409A of the Code, in 2008, participants in the FAC Pension were afforded a one-time opportunity to elect to have their FAC pensions paid as a lump sum. As of 2012, only Mr. Parrini was eligible for the FAC Pension and has elected, under the transition rule, a lump sum distribution of his FAC Pension.

The Committee has also established a Supplemental Management Pension Plan (“SMPP”) consisting of the Early Retirement Supplement, which is available to certain management and executive employees who are not eligible for the FAC Pension under the SERP and who retire from employment with the Company on or after age 55 but prior to age 65, normal retirement age under the Company’s tax-qualified Pension Plan. The Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Pension Plan pension until at least thirty-six (36) months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Pension Plan pension (or the sum of the Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36-month payment period.

Perquisites

Perquisites are offered by the Company to certain NEOs and other executives on a limited basis in order for the Company to remain competitive with the market and to attract and retain highly qualified executive talent. The Committee believes that perquisites should be a minimal part of executive compensation. The principal perquisites that the Company provides to certain of its executives include, in the United States, country club memberships for the CEO and, as is customary for executives in Europe, a car allowance. From time to time, the Company provides additional perquisites to an executive officer on an individual and isolated basis. The Company values perquisites based on their incremental cost to the Company. Detail on perquisites offered to the NEOs can be found in the Summary Compensation Table.

Clawback Policy

After the SEC issues its final rules, the Committee intends to adopt an executive compensation clawback policy with respect to the Company’s incentive programs that is in compliance with the new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Deductibility of Executive Compensation

Certain awards made under the LTIP and the 2005 Management Incentive Plan will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code. However, while the Committee has established procedures to help maintain tax deductibility, in order to design compensation programs that address the Company’s needs, the Committee has not established a policy that requires that all executive compensation be exempt from the limitations on business deductions provided in Section 162(m) of the Code, as amended. The Committee expects that all 2012 MIP bonus payments, payments under the performance shares, or any compensation received by Company executives from the exercise of stock options or SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 27 through 36 of this proxy statement (the “Compensation Discussion and Analysis”) with the management of the Company.

Based on the review and discussions describe above, the Compensation Committee has recommended to the Company’s Board that the Company’s Compensation Discussion and Analysis be included in the Company’s proxy statement for the Annual Meeting.

The information disclosed in the Company’s Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Lee C. Stewart (Chairperson)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2012 other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position in 2012	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Dante C. Parrini	2012	$658,875	$454,563	$423,096	$666,319	$930,000	$57,569	$3,190,422
Chairman &	2011	630,000	309,102	360,493	596,081	731,000	50,637	2,677,042
Chief Executive Officer	2010	532,802	703,932	312,856	538,292	322,000	37,141	2,447,023
John P. Jacunski	2012	$417,536	$184,198	$167,936	$266,686	$146,000	$15,277	$1,197,633
Senior Vice President &	2011	398,268	137,783	160,737	283,307	96,000	12,701	1,088,797
Chief Financial Officer	2010	365,392	50,081	211,780	307,573	93,000	12,779	1,040,604
Martin Rapp (6)	2012	$379,787	$100,997	$92,094	$151,500	$474,000	$23,467	$1,221,845
Vice President & General	2011	388,175	76,616	89,407	206,867	49,000	22,704	832,768
Manager, CFBU	2010	352,482	28,179	119,386	221,775	162,000	17,149	900,971
Debabrata Mukherjee	2012	$341,478	$121,758	$111,030	$181,384	$189,000	$11,219	$955,869
Vice President & General	2011	327,367	89,678	104,622	158,917	99,000	9,529	789,114
Manager, SPBU	2010	300,667	36,410	153,644	185,664	126,000	8,881	811,266
William T. Yanavitch II	2012	$279,081	$101,465	$92,492	$133,430	$171,000	$10,006	$787,474
Vice President, Human	2011	271,745	75,737	88,303	145,204	121,000	8,520	710,509
Resources & Administration

(1)	The amounts reflect the fair market value of RSUs and/or Performance Share Awards (“PSAs”) granted in 2012, 2011 and 2010. The method used to calculate these amounts is set forth in footnote [8] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. With respect to PSAs, dividends paid on the Company’s common stock are assumed to be reinvested by the recipient in additional PSAs. RSUs earn dividend equivalents, with payment made on the payment date for dividends declared on the Company’s common stock.

(2)	The amounts reflect the dollar value recognized, in accordance with the Financial Accounting Standards Board Accounting Standards Codification “FASB ASC” No. 718 for financial statement reporting purposes during 2012, 2011 and 2010. The method used to calculate these amounts is indicated in footnote [8] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

	2012	2011	2010
Dividend yield	2.31%	2.87%	2.58%
Risk-free rate of return	1.02	2.55	2.54
Volatility	41.48	41.91	42.31
Term	6 years	6 years	6 years

(3)	The 2012, 2011, and 2010 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”) as amended and restated and the 2010 amounts reflect cash payments under the 2008-2010 Cash LTIP. See discussion of the MIP in the Compensation Discussion and Analysis on page 27 of this proxy statement.
(4)	For each of the Named Executive Officers, the amounts reflect the actuarial increase in the present value of such Named Executive Officer’s benefits under all pension plans established by the Company, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements.

(5)	Other compensation includes the following:

	401(k) Match	Perquisites (i), (ii)	RSU Dividends	PSA Dividend Shares	Total
2012
Parrini	$3,750	$10,513	$28,408	$14,898	$57,569
Jacunski	3,750	—	5,207	6,320	15,277
Rapp	—	15,243	4,734	3,490	23,467
Mukherjee	3,750	—	3,323	4,146	11,219
Yanavitch	3,668	—	2,860	3,478	10,006

i	The amount included in the “Perquisites” column for Mr. Parrini represents country club dues paid by the Company.

ii.	The amounts included in the “Perquisites” column for Mr. Rapp represents a car allowance paid for by the Company.

(6)	Mr. Rapp’s cash compensation is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2012, or 1.2858 $/€ (performance period year end rate of 1.3185 $/€ was used for non-equity incentive calculation conversion.) Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €295,370, €278,861 and €257,839 for 2012, 2011, and 2010, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards in 2012:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Parrini	02/20/12	314,213	628,425	1,256,850
	03/06/12				29,120			$454,563
	03/06/12					85,130	15.61	423,096
Jacunski	02/20/12	125,760	251,519	503,038
	03/06/12				11,800			$184,198
	03/06/12					33,790	15.61	167,936
Rapp	02/20/12	88,041	176,081	352,162
	03/06/12				6,470			$100,997
	03/06/12					18,530	15.61	92,094
Mukherjee	02/20/12	77,080	154,159	308,318
	03/06/12				7,800			$121,758
	03/06/12					22,340	15.61	111,030
Yanavitch	02/20/12	62,921	125,842	251,684
	03/06/12				6,500			$101,465
	03/06/12					18,610	15.61	92,492

(1)	The amounts shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. For 2012, the Company’s operating net income resulted in a MIP payment made in February 2013 equal to 106% of target for Messrs. Parrini, Jacunski and Yanavitch, 86% for Mr. Rapp and 117.7% for Mr. Mukherjee. See discussion in Compensation Discussion and Analysis beginning on page 27 of this proxy statement.
(2)	The amounts shown reflect the target amount of a Performance Share Award to the Named Executive Officers under the LTIP. The actual number of shares paid out will range from 0% to 150% of the target amount depending upon attainment of performance goals.

(3)	The amounts shown reflect grants of SOSARs to the Named Executive Officers under the LTIP. The method used to calculate the fair value of SOSAR awards is indicated in footnote [8] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards as of December 31, 2012:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)			Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested( #)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name	Exercisable	Unexercisable
D. C. Parrini	36,900 42,800 45,760 169,510 44,200 29,380 0	0 0 0 0 22,100 58,760 85,130	15.94 14.78 13.44 9.91 13.95 12.56 15.61	(2 (3 (4 (5 (6 (7 (8	) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 05/05/19 03/03/20 03/03/21 03/06/22	03/05/08 05/05/09 03/03/10 06/28/10 03/03/11 03/06/12	2,147 7,006 5,300 55,360 24,610 29,120	(9) (9) (9) (10) (11) (11)	37,530 122,465 92,644 967,693 430,183 509,018
J. P. Jacunski	21,500 24,900 27,250 101,170 29,920 13,100 0	0 0 0 0 14,960 26,200 33,790	15.94 14.78 13.44 9.91 13.95 12.56 15.61	(2 (3 (4 (5 (6 (7 (8	) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 05/05/19 03/03/20 03/03/21 03/06/22	03/05/08 05/05/09 03/03/10 03/03/11 03/06/12	1,277 4,180 3,590 10,970 11,800	(9) (9) (9) (11) (11)	22,322 73,066 62,753 191,756 206,264
M. Rapp	12,400 14,400 15,390 56,890 16,867 7,287 0	0 0 0 0 8,433 14,573 18,530	15.94 14.78 13.44 9.91 13.95 12.56 15.61	(2 (3 (4 (5 (6 (7 (8	) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 03/05/19 03/03/20 03/03/21 03/06/22	03/05/08 05/05/09 03/03/10 03/03/11 03/03/11 03/06/12	723 2,573 2,020 6,100 3,133 6,470	(9) (9) (9) (11) (12) (11)	12,638 44,976 35,310 106,628 54,765 113,096
D. Mukherjee	9,700 11,200 11,970 74,870 21,707 8,527 0	0 0 0 0 10,853 17,053 22,340	15.94 14.78 13.44 9.91 13.95 12.56 15.61	(2 (3 (4 (5 (6 (7 (8	) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 03/05/19 03/03/20 03/03/21 03/06/22	03/05/08 05/05/09 03/03/10 03/03/11 03/06/12	560 3,093 2,610 7,140 7,800	(9) (9) (9) (11) (11)	9,789 54,066 45,623 124,807 136,344
W. T. Yanavitch II	12,000 13,900 14,880 55,140 16,733 7,197 0	0 0 0 0 8,367 14,393 18,610	15.94 14.78 13.44 9.91 13.95 12.56 15.61	(2 (3 (4 (5 (6 (7 (8	) ) ) ) ) ) )	03/07/17 12/19/17 03/05/18 03/05/19 03/03/20 03/03/21 03/06/22	03/05/08 05/05/09 03/03/10 03/03/11 03/06/12	697 2,280 2,010 6,030 6,500	(9) (9) (9) (11) (11)	12,184 39,854 35,135 105,404 113,620

(1)	Calculated based on the closing price of the Company’s common stock on December 31, 2012 ($17.48).

(2)	Represents SOSARs granted on March 7, 2007 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(3)	Represents SOSARs granted on December 19, 2007 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(4)	Represents SOSARs granted on March 5, 2008 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.
(5)	Represents SOSARs granted on May 5, 2009 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(6)	Represents SOSARs granted on March 3, 2010 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(7)	Represents SOSARs granted on March 3, 2011 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(8)	Represents SOSARs granted on March 6, 2012 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the

SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(9)	Represents RSUs which vest ratably, with one third of the units vesting on the third, fourth and fifth anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

(10)	Represents RSUs which vest 100% on the fifth anniversary of the grant date, with all shares being delivered on the vesting date.

(11)	The amount shown reflects the target amount of a Performance Share Award. The actual number of shares paid out will range from 0% to 150% of the target amount depending upon attainment of performance goals. See the discussion of SOSARs in “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

(12)	Represents RSUs which vest ratably, with one third of the units vesting on the first, second and third anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

OPTION EXERCISES AND STOCK VESTED

None of the Named Executive Officers exercised stock options during fiscal 2012. The following table sets forth information concerning stock grants which vested during fiscal 2012:

	Stock Awards
	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
D. C. Parrini	5,200	$81,536
J. P. Jacunski	3,100	48,608
M. Rapp	1,600	25,088
D. Mukherjee	1,200	18,816
W. T. Yanavitch II	1,700	26,656

(1)	Represents RSUs granted on March 7,/2007, on which all restrictions lapsed and the shares were paid out on March 7, 2012.

(2)	Based on the closing price of common stock of $15.68 on the payout date

PENSION BENEFITS

The following table sets forth information concerning pension benefits during fiscal year 2012.

Name	Plan Name	Number of Years Credited Services (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
D. C. Parrini	Pension Plan	15		371,000	0
	SERP	15		2,298,000	0
J. P. Jacunski	Pension Plan	9		178,000	0
	SMPP	9		72,000	0
	SERP	9		163,000	0
M. Rapp	Pension Plan	N/A		N/A	N/A
	Contractual Agreement	10	(2)	1,024,000	0
D. Mukherjee	Pension Plan	15		323,000	0
	SMPP	15		129,000	0
	SERP	15		77,000	0
W. T. Yanavitch II	Pension Plan	13		346,000	0
	SMPP	13		123,000	0
	SERP	13		62,000	0

(1)	Mr. Parrini’s present value calculation is based on a 4.51% discount rate for the SERP and a 4.30% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2017, age 62 retirement for the SERP and age 63 retirement for the Pension Plan, and no pre-retirement decrements. Mr. Jacunski’s present value calculation is based on a 4.51% discount rate for the SERP, a 3.75% discount rate for the SMPP and a 4.30% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2017, age 62 retirement for the SMPP and age 65 retirement for the SERP and the Pension Plan, and no pre-retirement decrements. Mr. Mukherjee’s present value calculation is based on a 4.51% discount rate for the SERP, a 3.75% discount rate for the SMPP and a 4.30% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2017, age 59 retirement for the SMPP and age 62 retirement for the SERP and the Pension Plan, and no pre-retirement decrements. Mr. Rapp’s present value calculation is based on a 3.5% discount rate, a 2% postretirement COLA rate, Heubeck Richtafeln 2005G mortality, age 65 retirement, and no pre-retirement decrements. Mr. Yanavitch’s present value calculation is based on a 4.51% discount rate for the SERP, a 3.75% discount rate for the SMPP and a 4.30% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2017, age 62 retirement for the SMPP and age 65 retirement for the SERP and the Pension Plan, and no pre-retirement decrements.

(2)	Mr. Rapp’s years of credited service include four (4) years of pre-participation service that were granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this 4-year service credit is $409,000.

As of December 31, 2012, only Mr. Parrini was eligible for the FAC Pension (in addition to the qualified pension plan). Messrs. Jacunski, Mukherjee and Yanavitch were eligible for the Restoration Pension and the Early Retirement Supplement (in addition to the qualified pension plan). Mr. Rapp was eligible for a pension benefit as stipulated under his employment agreement. A description of the various plans follows.

What employee retirement plans has the Company established for Directors and Executive Officers?

SERP
	Pension Plan	Restoration	FAC Pension	SMPP
D. C. Parrini	✓	✓	✓
J. P. Jacunski	✓	✓		✓
M. Rapp
D. Mukherjee	✓	✓		✓
W. Yanavitch	✓	✓		✓

The Company does not have a pension plan for non-employee directors.

As of December 31, 2012, all of the NEOs except Mr. Rapp were eligible for the Glatfelter Retirement Plan (the “Qualified Pension Plan”). In addition, Mr. Parrini was eligible for both the FAC (final average compensation) and Restoration portions of the Company’s Supplemental Executive Retirement Plan, and Messrs. Jacunski, Mukherjee and Yanavitch were each eligible for the Restoration portion of the Supplemental Executive Retirement Plan and the Early Retirement Supplement portion of the Company’s Supplemental Management Pension Plan. Finally, Mr. Rapp was eligible for a pension benefit through a special contractual agreement between him and the Company.

The following describes all of these benefit plans/arrangements in further detail.

Qualified Pension Plan. All eligible salaried employees of the Company participate in the Qualified Pension Plan. This is a tax-qualified defined benefit pension plan.

Salaried employees who were plan participants on January 1, 2007 are eligible for a normal retirement pension beginning at age 65 equal to:

•	1.4% of the participant’s final average compensation multiplied by his or her years of benefit service (to a maximum of 25), plus

•	0.5% of final average compensation for each year of benefit service in excess of 25.

Final average compensation generally means the participant’s highest average compensation over any consecutive five-year period which spans the ten-year period preceding the year of the participant’s retirement, during which the participant had the highest average compensation. However, if a participant does not have five (5) consecutive calendar years of compensation, then final average compensation is determined by dividing compensation over the entire period of participation by the number of years (and fractions of years) in such period.

Eligible compensation generally includes salary as listed in the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $250,000 for 2012). Eligible compensation does not include any MIP bonus that any NEO had elected to defer. In 2005 the Company eliminated the deferral feature for MIP bonuses.

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year. Early retirees at or after age 62 with 30 or more years of benefit service can receive an unreduced early retirement pension.

The foregoing benefit formula based on final average compensation does not apply to new hires on and after January 1, 2007, who instead participate under a new “cash balance” formula. None of the NEOs participate under the new benefit formula.

Qualified Pension Plan interests generally vest upon the first to occur of five (5) years of service or the employee reaching 55 years of age. As of December 31, 2006, however, the plan was amended to fully vest all participants on that date. All of the listed executives (except Mr. Rapp, who does not participate in the Qualified Pension Plan) became fully vested on that date.

Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein.

The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan, which is intended to restore that portion of the Qualified Pension Plan’s benefit that cannot be paid from that plan due to legal limitations on the compensation and total benefits payable under the Qualified Pension Plan. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Qualified Pension Plan, as elected by the participant at the time he or she first becomes a participant. Effective February 10, 2010, the Committee approved a revision to the Restoration Pension Benefit which revised the procedure for approval of the executives who will be eligible for this benefit. Subject to approval of the Committee, employees will generally be eligible for the Restoration Pension Benefit if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

The second benefit, known as the “FAC Pension,” pays a benefit equal to 2% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of benefit service under the Qualified Pension Plan. This calculated amount is then offset by the actuarial equivalent value of the participant’s benefits under the Qualified Pension Plan, as well as certain Company-sponsored nonqualified defined benefit pension arrangements (including the Restoration Pension if applicable).

Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement. Eligible compensation generally means the salary and annual incentive bonus amounts listed in the Summary Compensation Table.

The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Compensation Committee, as a single sum. Mr. Parrini has elected to receive his FAC Pension in a single sum (subject to Compensation Committee approval). A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date.

Distribution of any SERP benefit (Restoration or FAC) to a participant who is a “key employee” under IRS rules must, under Section 409A of the Code, be delayed until six (6) months following retirement or termination.

Supplemental Management Pension Plan. The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of an Early Retirement Supplement, which provides an additional benefit based on the participant’s Pension Benefit. In order to be eligible for this benefit, an otherwise eligible management employee who retires on or after age 55, must elect to defer commencement of his or her Pension Benefit until three (3) years after retirement from the Company (or until his or her normal retirement date under the Qualified Pension Plan, if earlier). The participant is then eligible to receive monthly “bridge” pension payments from date of his or her retirement until the deferred commencement date of his or her Pension Benefit. The monthly amount of the eligible participant’s bridge payments will be equal to the monthly Pension Benefit amount, if payable in the form of a single life annuity beginning as of the deferred benefit commencement date chosen by the participant under the Qualified Pension Plan.

Distribution of any SMPP benefit (MIP Adjustment Supplement or Early Retirement Supplement) to a participant who is a “key employee” under IRS rules must, under IRC Section 409A, be delayed until six (6) months following retirement or termination.

Mr. Rapp’s Pension Agreement. Mr. Rapp is covered under a special pension arrangement with the Company that was entered into during 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his “pensionable income” multiplied by his years of service (including the pre-service period from August 1, 2002 through July 31, 2006). “Pensionable income” is the average of his base pay plus bonus for the five (5) years immediately preceding his retirement.

Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.

Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

NONQUALIFIED DEFERRED COMPENSATION

None of the NEOs have deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 35 of this proxy statement, the NEOs have each executed Change In Control Employment Agreements with the Company. The information below describes and quantifies compensation that would become payable to NEOs under those agreements in the event of termination of the employment of the NEOs under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2012, and include amounts earned through such time and estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of a NEO’s separation from the Company.

Termination Not in Connection with a Change in Control

Severance. In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the change in control context, discussed below, the Compensation Committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Pension Benefits. A general description of each pension plan in which the NEOs participate, the years of service credited and the present value of each NEO’s accumulated pension benefit are included on pages 40-42 of this proxy statement. In addition to the Pension Plan, Mr. Parrini, Mr. Jacunski, Mr. Mukherjee and Mr. Yanavitch each are eligible participants under the SERP and Mr. Jacunski, Mr. Mukherjee and Mr. Yanavitch are each eligible participants under the SMPP. Neither the SERP nor the SMPP are available on a non-discriminatory basis to salaried employees generally.

SMPP. In the event of termination under any circumstance on December 31, 2012, neither Mr. Jacunski, Mr. Mukherjee nor Mr. Yanavitch would be entitled to an Early Retirement Supplement under the SMPP because they would have been under the age of 55 at the time of termination. Neither Mr. Jacunski, Mr. Mukherjee nor Mr. Yanavitch has accrued any benefit under the MIP Adjustment Supplement.

SERP. The table below sets forth the various monthly payments that Mr. Parrini, Mr. Jacunski, Mr. Mukherjee or Mr. Yanavitch (or, in certain circumstances, their spouses) would be entitled to receive for their lifetimes upon termination as of December 31, 2012, under several different circumstances. The payments shown reflect benefit commencement at the earliest possible age.

TERMINATION PAYMENTS UNDER SERP

Name	Termination Other than Upon Death or Disability		Termination as a Result of Death (1)	Disability (2)
D. C. Parrini	$11,000	(3)	$11,000	$8,000
J. P. Jacunski	3,000	(3)	2,000	0
M. Rapp	N/A		N/A	N/A
D. Mukherjee	2,000	(3)	2,000	0
Yanavitch	2,000	(3)	2,000	0

(1)	Represents pension survivor benefits payable to the NEO’s spouse for her lifetime, commencing at the earliest possible age.

(2)	Represents FAC pension benefit payable beginning upon reaching the age of 62 for Mr. Parrini. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches 55, if the participant requests, but the monthly FAC Pension amount would be reduced at the rate of 2.5% per year for each year between the participant’s age 62 normal retirement date and his early benefit commencement date.
(3)	Represents the value of the Restoration Pension under the SERP, based on service and compensation through December 31, 2012, assuming retirement at age 55. If the NEO separates from service before age 55, the Restoration Pension benefit is determined based on the value of the benefit payable at age 65, reduced by 6% per year to reflect its early commencement. In the event of death following benefit commencement, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

2005 Management Incentive Plan. The bonuses paid to NEOs and other executives in 2012 under the 2005 Management Incentive Plan were subject to a performance period that ended on December 31, 2012. If a NEO had been terminated on December 31, 2012 and the performance goals to which the 2012 awards were subject had been achieved, then the NEO would be entitled to receive payment of his or her full bonus under the 2005 Management Incentive Plan. If a NEO is terminated during a performance period that has been set for a bonus granted under the 2005 Management Incentive Plan, then the NEO forfeits his or her award, except that in the case of termination of employment due to the retirement, disability or death of a NEO, such award will be prorated to reflect the period of service.

Amended and Restated Long-Term Incentive Plan

Stock Options. None of the Named Executive Officers have any remaining stock options.

RSUs. Each of the NEOs holds RSUs granted under the LTIP. If the NEO ceases to be an employee of the Company for any reason (voluntary or involuntary), other than death, disability or retirement, then unvested RSUs are forfeited. If, subsequent to vesting of the RSUs, the NEO ceases to be an employee for any reason other than as a result of termination for cause (as defined in the RSU award certificate), death, disability or retirement, the restrictions with respect to the vested RSUs shall continue until they would otherwise have lapsed if such employment had not terminated. However, if, subsequent to vesting of the RSUs, the NEO is terminated for cause, all outstanding RSUs, whether vested or unvested, are forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested RSUs shall vest equal to a percentage, the numerator of which equals the number of days that has elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period, and the Company will issue in the NEO’s name or in the name of the NEO’s legal representatives, beneficiaries or heirs, as the case may be, in payment for the RSUs with respect to which all restrictions have lapsed that number of shares of the Company’s common stock equal to the number of RSUs with respect to which all restrictions have lapsed.

The table below sets forth the value of RSUs for which vesting accelerates based upon termination as a result of disability, death or retirement on December 31, 2012 (calculated based on the closing price of the Company’s common stock on December 31, 2012 ($17.48):

RSUs-Disability/Death/ Retirement
D. C. Parrini	$1,220,331
J. P. Jacunski	158,142
M. Rapp	147,689
D. Mukherjee	109,477
W. T. Yanavitch II	87,173

SOSARs. Each of the NEOs holds SOSARs granted under the LTIP. If an NEO ceases to be an employee of the Company for reasons other than death, disability, retirement or involuntary termination for cause (as defined in the SOSAR award certificate) (an “Other Termination”), then, for a period of ninety (90) days following such Other Termination, the NEO may exercise any SOSARs that vested prior to such Other Termination. All unvested SOSARs on the date such Other Termination will be immediately and irrevocably forfeited. If the Company terminates the NEO’s employment for cause, then all outstanding SOSARs, whether vested or unvested, will be immediately and irrevocably forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested SOSARs shall vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period and all vested SOSARs will be exercisable for three years from the date of such death, disability or retirement. In the event that the vesting set forth above yields a fractional number of SOSARs, the number of SOSARs subject to vesting in any given year will be rounded down to the nearest whole number of SOSARs. All unvested SOSARs (after giving effect to the foregoing sentence) on the date of such death, disability or retirement will be immediately and irrevocably forfeited.

The table below sets forth the value of SOSARs for which vesting accelerates as a result of death, disability or retirement on December 31, 2012. Amounts represent the difference between the exercise price of each NEO’s SOSARs and the closing price of Company’s common stock on December 31, 2012 ($17.48):

SOSARs - Disability/Death/ Retirement
D. C. Parrini	$526,305
J. P. Jacunski	244,900
M. Rapp	136,119
D. Mukherjee	163,988
W. T. Yanavitch II	135,150

Performance Shares. Each NEO has been granted Performance Share Awards (“PSAs”) under the LTIP. If the NEO ceases to be an employee of the Company for any reason (voluntary or involuntary), other than death, disability or retirement, then unvested PSAs are forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, the NEO is be entitled to receive a pro-rated Performance Share Award following the end of the Performance Period, provided that the performance goals upon which the award is conditioned have been determined to have been achieved. Such pro-ration is to be determined by multiplying the number of shares subject to the Performance Share Award the NEO would have received by a fraction, the numerator of which equals the number of days that elapsed between the first day of the Performance Period and the date of death, retirement or disability, and the denominator shall equal the total number of days in the Performance Period. The Company will issue in the NEO’s name or in the name of the NEO’s legal representatives, beneficiaries or heirs, as the case may be, common stock equal to such number of shares.

Change in Control

Set forth in the table below are the amounts of compensation payable to each NEO upon termination by the Company for cause, termination by the NEO without good reason, termination by the NEO for good reason, termination by the Company other than for cause, death or disability, and termination in the event of disability or death of the NEO. The amounts set forth in the table below assume a change in control as of December 31, 2012, and termination of each executive upon the change in control.

Potential Payments Upon a Termination of Employment Following a Change in Control

Executive/Type of Termination	Cash Severance Payment ($)	Cash Payment of Present Value of Incremental Pension Benefit ($)(1)	Cash Payment of Unvested Section 401(k) Company Match ($)(2)	Present Value of Welfare Benefits Continuation ($)(3)	Excise Tax Gross-Up ($)	Value of Unvested SOSARs & RSUs ($)(4)	Total ($)(5)
Dante C. Parrini
Death	$—	$—	$—	$—	$—	$1,520,658	$1,520,658
Disability	$—	$—	$—	$—	$—	$1,520,658	$1,520,658
Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—
Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$37,530	$37,530
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$3,208,275	$2,206,000	$—	$57,034	$2,862,612	$2,685,849	$11,019,769
John P. Jacunski
Death	$—	$—	$—	$—	$—	$504,539	$504,539
Disability	$—	$—	$—	$—	$—	$504,539	$504,539
Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—
Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$22,322	$22,322
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$1,592,956	$—	$—	$35,798	$725,199	$801,061	$3,155,014
Martin Rapp
Death	$—	$—	$—	$—	$—	$331,208	$331,208
Disability	$—	$—	$—	$—	$—	$331,208	$331,208
Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—
Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$12,184	$12,184
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$1,313,788	$—	$—	$32,599	$—	$503,091	$1,849,478
Debabrata Mukherjee
Death	$—	$—	$—	$—	$—	$337,262	$337,262
Disability	$—	$—	$—	$—	$—	$337,262	$337,262
Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—
Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$9,789	$9,789
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$1,158,586	$—	$—	$34,828	$535,925	$534,625	$2,263,964
William T. Yanavitch II
Death	$—	$—	$—	$—	$—	$278,021	$278,021
Disability	$—	$—	$—	$—	$—	$278,021	$278,021
Termination by Company for Cause	$—	$—	$—	$—	$—	—	—
Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$12,178	$12,178
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$951,350	—	—	10,558	—	$441,342	$1,403,250

(1)	Represents actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table above.

(2)	Represents value of unvested portion of Section 401(k) Company match.
(3)	Based on current type of coverage and premium levels.

(4)	Assumes vesting (as determined under applicable award agreements) and exercise on December 31, 2012.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table or the value of vested options, SOSARs, or RSUs.

Change in Control Agreements. As of December 31, 2008, the Company had entered into change-in-control agreements with each of the NEOs. Under the agreements, each would become entitled to additional payments and benefits if his employment was terminated under certain conditions within two (2) years following a change in control of the Company. Under the agreements, each employee’s employment with the Company would continue for two years from the date of a change in control. During such period, the employee would continue in a position at least equal to the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control. In the event of a termination following a change in control, the following benefits would be provided to the NEOs:

Termination for Good Reason; Termination by the Company Other than for Cause, Disability or Death. If, within two (2) years following a change in control, the employee’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the employee for good reason, he would receive his then current base salary through the date of termination and accrued but unpaid vacation, plus the following severance benefits:

•	Severance Payment. Within thirty (30) days after the date of termination, a lump sum payment in an amount which consists of the following amounts:

-	a bonus payment for the year in which the date of termination occurs, which is based on the greater of the NEO’s three-year average bonus and target bonus, pro-rated for the NEO’s term of service during the year; and

-	a severance payment in an amount equal to 2X (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus under the Company’s Management Incentive Plan.

•

Health and Welfare Benefits. For a period of two years after the date of termination, or such longer period as any plan, program, practice or policy may provide, the Company would continue to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies with respect to such benefits if the NEOs employment had not been terminated.

•	401(k) and Pension. In the event that the NEO has not, as of the date of termination, earned sufficient vesting service to have earned (a) a non-forfeitable interest in his matching contribution account under the Company’s 401(k) plan, and (b) a non-forfeitable interest in his accrued benefit under the terms of the Company’s Pension Plan, the Company would pay to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

-	the NEO’s unvested matching contribution account under the 401(k) Plan, valued as of the date of termination; and

-	the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan, based on the NEO’s accrued benefit under the plan as of the date of termination, as determined by the Company’s actuary utilizing actuarial equivalency factors for determining single sum amounts under the terms of the Pension Plan.

If the NEO is, as of the date of termination, a participant in the Restoration Plan or the FAC Pension, the NEO would become fully vested in the accrued benefit, and the vested benefit would be paid in accordance with the terms of the respective plans.

If the NEO is, as of the date of termination, a participant in the SMPP with at least five (5) years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

•

if the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five (5) days of the date of termination; or

•

if the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five (5) days following the later to occur of (i) the date of termination or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement.

Termination for Cause; Termination By NEO Other than for Good Reason; Termination by Death or Disability If, within two years following a change in control, the NEO’s employment is terminated by the NEO other than for good reason or by the Company for cause or because of death or disability, the NEO or the legal representatives of the NEO in the case of the NEO’s death, would receive obligations accrued or earned and vested (if applicable) by the NEO as of the date of termination (e.g., earned salary).

Change in Control. For purposes of payments made upon termination of employment, a “Change in Control” means:

•

the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•

in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•

the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

Cause. For purposes of payments made upon termination of employment “cause” means:

•	acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company;

•

repeated violation by the NEO of his obligations under the Change in Control Employment Agreement or illegal conduct or gross misconduct, which is materially injurious to the Company, demonstrably willful and deliberate, and is not remedied in a reasonable period of time after receipt of written notice from the Company;

•

violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or

•	the conviction of a felony which is materially injurious to the Company or a plea of guilty or no contest to a charge of a felony which is materially injurious to the Company.

Good Reason. For purposes of payments made upon termination of employment, “Good Reason” means:

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material diminution in the NEO’s base salary or the Company’s failure to comply with certain provisions of the Change in Control Employment Agreement relating to the NEO’s compensation;

•	any failure by the Company to comply with any of the provisions of the Change in Control Employment Agreement; or

•	a material change in the office or location of the NEO other than that described in the Change in Control Employment Agreement.

Tax Gross-Up Payments. During the two-year period following a change in control, if any payment or benefit to an NEO, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Code on “excess parachute payments,” then an additional payment would be made to such NEO so that the amount he receives on a net basis would be the same amount that he would have received absent the applicability of the excise tax.

409A. The Change in Control Employment Agreement includes provisions in the nature of nonqualified deferred compensation which must conform to the requirements of IRC section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin before six (6) months after termination of employment.

SERP. In the event of a change of control, each SERP participant’s right under the SERP becomes fixed and non-forfeitable with respect to accrued benefits on that date of the change in control. In addition, the designated percentage of the participant’s final average compensation payable under the FAC Pension (before adjustment for offsets) is fixed at 55%.

SOSARs and RSUs. Prior to March 2009, upon a change in control, all of the RSUs that have been held for at least six (6) months become immediately and unconditionally vested, and the restrictions with respect to such RSUs lapse. Similarly, upon a change in control, all outstanding SOSARs will become immediately and unconditionally vested.

In the wake of general marketplace and shareholder concerns about executives potentially earning undue benefits that take effect after mergers and acquisitions, the Committee, in March 2009, directed that all subsequent grants of RSUs and SOSARs made to the NEOs and other eligible executives incorporate “double trigger” change of control provisions. In general, a single trigger provision provides that accelerated vesting of equity awards would occur in the event of a change of control irrespective of a corresponding termination. A double trigger provision, by contrast, only accelerates vesting in the event of a change of control and in the event that the executive is terminated without “Good Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, RSUs or SOSARS that have been held for at least six (6) months will accelerate vesting only upon such a termination that occurs within two (2) years of a change-in-control event. The Committee believes that the incorporation of the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.

For the purposes of both SOSARs and RSUs, a change in control means:

•

the acquisition, by a third party, of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

•

individuals who constitute the Board at the time the SOSAR or RSU is granted (the “Incumbent directors”) cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination was approved by a vote of at least a majority of the Incumbent directors who are directors at the time of such vote shall be an Incumbent director; or

•

consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquirer) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company to a third party.

In addition to the foregoing, a change in control with respect to an individual NEO shall be deemed to occur if the NEO’s employment with the Company is terminated prior to the date on which a change in control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with or anticipation of a change in control.

Accrued Pay and Regular Retirement Benefits

In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	vested interests under the Pension Plan, as described in Pension Benefits on pages 40 through 42 of this proxy statement;

•	life insurance benefits; and

•	distributions of plan balances under the Company’s 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chairperson, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the Nominating and Corporate Governance Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount which is at least $120,000, which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2012.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders.

If a Related Person Transaction which has not been previously approved or previously ratified is discovered, the Nominating and Corporate Governance Committee, or its Chairperson, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts of all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chairperson, will take into account, among other factors it deems appropriate:

•	the benefits to the Company of the transactions;

•

the impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available from unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chairperson, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chairperson, may consult with management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chairperson), Kathleen A. Dahlberg, Nicholas DeBenedictis, and J. Robert Hall. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

RISK OVERSIGHT

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board reviews and considers the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Committees of the Board also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. At each meeting of the Board, the Chairperson of each Committee reports to the Board on the committee’s oversight activities.

The Company continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes which are designed to identify the primary risks to the Company’s business. These programs and policies are overseen, supervised and administered by management, which periodically updates the Board and the committees of the Board on material risks which have been identified or publicly disclosed. The Company’s Manager – Internal Audit, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings, the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, and the Company’s Manager, Internal Audit. The Audit Committee provides periodic reports to the Board on these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company. Based on its review throughout the year, the Compensation Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2012 with the Company’s management and its independent registered public accounting firm. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” The Audit Committee has also discussed with Deloitte its independence from the Company and its management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Richard C. Ill (Chairperson)

Kathleen A. Dahlberg

Ronald J. Naples

Richard L. Smoot

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401. The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401, or call us at (717) 225-2724, if the shareholder (i) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

Kent K. Matsumoto

Assistant Secretary

April 3, 2013

Appendix A

P. H. GLATFELTER COMPANY

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1. PURPOSE. This Amended and Restated Long-Term Incentive Plan (the “Plan”) has been established by P. H. Glatfelter Company (the “Company”) to reward Eligible Individuals by means of appropriate incentives for achieving long-range Company goals; provide incentive compensation opportunities that are competitive with those of other similar companies; further match Eligible Individuals’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock, and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return; and facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

This Plan was originally effective as of April 27, 2005, was amended effective as of January 1, 2008 to reflect the provisions of Section 409A of the Code, and was further amended and restated as approved by the Board of Directors on March 4, 2009 and March 5, 2013. The Plan has been amended and restated effective as of May 9, 2013, subject to shareholder approval of the restated Plan (the “2013 Plan Effective Date”). The 2013 Plan restatement applies to Awards made on or after the 2013 Plan Effective Date.

2. DEFINITIONS. The capitalized terms used in this Plan have the meanings set forth below. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

“Affiliate” means: (i) any Subsidiary of the Company; (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Committee.

“Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Award” means any Option, SAR, award of Restricted Stock or Restricted Stock Units, Stock Award, Other Stock-Based Award, or Performance Award granted under the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

“Change in Control” means:

(i) The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter, which acquires beneficial ownership of voting securities of the Company) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any 12 month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Plan, an Incumbent Director, but excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

(iii) Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

The Committee may provide for another definition of Change of Control in an Award Agreement if necessary or appropriate to comply with section 409A of the Code or as the Committee otherwise deems appropriate.

“Committee” means the Compensation Committee of the Board, or any successor committee thereto, or the Board or such other committee of the Board as is appointed or designated by the Board to administer the Plan, as described in Section 3.

“Covered Person” means an Eligible Individual who is determined by the Committee to be a “covered employee” as defined in Section 162(m) of the Code for the tax year of the Company with regard to which a deduction in respect of such person’s Award would be allowed.

“Disability” means (i) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the Participant will be considered to be totally disabled as determined by the Committee; provided in each case that the Participant is disabled within the meaning of Code Section 409A(a)(2)(C).

“Eligible Individual” means any full-time or part-time employee, officer, non-employee director or consultant of the Company or an Affiliate. Eligible Individual will also include any individual or individuals to whom an offer of employment or service has been extended. In no event shall any person whom the Company determines, in its sole discretion, is not a common law employee be considered an “employee” for purposes of the Plan, whether or not any such person is later determined to have been a common law employee of the Company and without regard to classification by the Internal Revenue Service of such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date and unless otherwise determined by the Committee, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Shares as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and

(ii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

“Incentive Stock Option” means an option granted under Section 6 that meets the requirements of Section 422 of the Code, or any successor provision thereto.

“Non-Qualified Stock Option” means an option granted under Section 6 that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means any right granted under Section 8.

“Participant” means any Eligible Individual to whom an Award has been made.

“Performance Award” means an Award to a Participant under Section 9, which Award may be denominated in cash or Shares.

“Person” means any individual, corporation, joint venture, association, partnership, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means this Amended and Restated Long-Term Incentive Plan, as set forth herein and as amended from time to time.

“Reporting Person” means any Eligible Individual subject to Section 16 of the Securities Exchange Act of 1934, as amended.

“Restricted Stock” means a grant of Shares pursuant to Section 7.

“Restricted Stock Unit” or “RSU” means a contractual right underlying an Award granted under Section 7 that is denominated in Shares, which unit represents a right to receive a Share (or the value of a Share) upon the terms and conditions set forth in the Plan and the applicable Agreement.

“SAR” means a stock appreciation right, which is the right to receive a payment in cash or Shares equal to the amount of appreciation, if any, in the Fair Market Value of a Share from the date of grant of the right to the date of its payment, and which may be awarded to Eligible Individuals under Section 6.

“Separation from Service” means (i) with respect to an Eligible Individual who is an employee of the Company or an Affiliate, the termination of his employment with the Company and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), (ii) with respect to an Eligible Individual who is a consultant of the Company or an Affiliate, the expiration of his contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(2), or (iii) with respect to an Eligible Individual who is a non-employee Director of the Company or an Affiliate, the date on which such non-employee Director ceases to be a member of the Board (or other applicable board of directors) for any reason.

“Share” means a share of Stock.

“Stock” means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of the Company.

“Stock Award” means an award of Shares pursuant to Section 8.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee. In the case of Incentive Stock Options, Subsidiary means any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a Person acquired by the Company or with which the Company combines.

“Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award after the Participant’s death.

3. ADMINISTRATION. The authority to control and manage the operation and administration of the Plan is vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan are subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(a) The Committee shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act, (ii) “outside directors” within the meaning of the regulations under Section 162(m) of the Code, and (iii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Stock is at the time primarily traded. Awards to non-employee directors shall be administered and interpreted by the Committee consistent with a Board-approved compensation program.

(b) The Committee has the exclusive power to make Awards, to determine when and to which Eligible Individuals Awards will be granted, the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the Eligible Individual, the Eligible Individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such actions, establish such procedures, and impose such restrictions as necessary to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The Committee has the power to approve forms of Agreement for use under the Plan.

(e) The Committee has the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(f) The Committee may, subject to Section 13(b), determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.

(g) The Committee has the authority to interpret the Plan and any Award or Agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with the Plan), to amend the terms and provisions of any such Agreement (not inconsistent with the Plan) and to make all other determinations necessary or advisable for the administration of the Plan.

(h) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems desirable. The determinations of the Committee in the administration of the Plan, as described herein will be final, binding and conclusive on all interested parties.

(i) All decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under an Award, and Participants shall be considered to have agreed to such terms by their acceptance of Awards.

(j) The Committee will maintain and keep adequate records concerning the Plan and concerning its proceedings and act in such form and detail as the Committee may decide.

(k) Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, the Committee shall not delegate any such authority with respect to any Awards made to a Reporting Person. The Committee may revoke any such allocation or delegation at any time.

(l) The Company and any Affiliate will, to the fullest extent permitted by law, furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate as to an Eligible Individual’s employment, or other provision of services, termination of employment, or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

(m) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(n) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed.)

4. SHARES AVAILABLE FOR AWARDS; AWARD LIMITS.

(a) Subject to adjustment as provided in Section 4(e), the maximum total number of Shares that may be delivered under the Plan after the 2013 Plan Effective Date, is 5,568,545 Shares (which is an increase of 1,030,000 shares under 2013 Plan restatement), and the maximum number of Shares that may be issued under the Plan after the 2013 Plan Effective Date as Incentive Stock Options is 5,568,545 Shares. The authorized Shares relate to Awards outstanding as of the 2013 Plan Effective Date and Awards granted on or after the 2013 Plan Effective Date.

(b) The maximum aggregate number of Shares with respect to which Options or SARs may be granted under the Plan to any individual participant during any calendar year shall be 500,000 Shares, subject to adjustment as described below. The maximum aggregate number of Shares with respect to which Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards and Performance Awards may be granted under the Plan to any individual participant during any calendar year shall be 500,000 Shares, subject to adjustment as described below. The foregoing individual Share limits shall apply without regard to whether such Awards are to be paid in Shares or cash. If Performance Awards are denominated in cash, the maximum aggregate cash award that may be granted under the Plan to any individual participant during any calendar year shall be $3,500,000.

(c) Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that are sufficient to satisfy the requirements of the Plan.

(d) If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, or surrendered without having been exercised, and if and to the extent that any award of Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or Performance Awards are forfeited or terminated, or otherwise are not paid in full, the Shares reserved for such Awards shall again be available for purposes of the Plan. Shares surrendered in payment of the exercise price of an Option, and Shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised, the full number of Shares subject to the SARs shall be considered issued under the Plan, without regard to the number of Shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs. To the extent that other Awards are to be paid in cash, and not in Shares, such Awards shall not count against the Share limits in Section 4(a). This Section 4(d) shall apply only for purposes of determining the aggregate number of Shares that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards may be granted to any individual Participant under the Plan. For the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.

(e) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined for applicable financial accounting purposes, or otherwise affects the Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (i) the number and type of shares of Stock (or other securities or property) which thereafter may be made the subject of Awards, including the individual limits set forth in Section 4(b); provided, however, that with respect to such individual limits in Section 4(b), an adjustment will not be made unless such adjustment can be made in a manner that satisfies the requirement of Section 162(m) of the Code; (ii) the number and type of shares of Stock (or other securities or property) subject to outstanding Awards; (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, provided, however, that the number of Shares subject to any Award shall always be a whole number; and (iv) other value determinations applicable to outstanding Awards. The Committee’s adjustment shall be effective and binding for all purposes of this Plan; provided, that no adjustment shall be made which will cause an Incentive Stock Option to lose its status as such, and further provided that no such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, with regard to the Code Section 409A and 424 requirements for adjustments of Options and SARs, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant for purposes of Code Section 409A or 424, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

(f) In connection with the acquisition of any business by the Company or its Affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Substitute Awards under the Plan upon such terms and conditions as the Committee deems appropriate, which may include terms different from those described herein. Such Substitute Awards shall not reduce the Plan’s available Shares as described above in Section 4(a), consistent with applicable stock exchange requirements, and shall not be limited by the individual limits in Section 4(b).

5. ELIGIBILITY. All Eligible Individuals are eligible to participate in this Plan and receive Awards hereunder. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.

6. OPTIONS AND SARS. The Committee is hereby authorized to grant Options and SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement:

(a) The exercise price per Share under an Option or SAR will be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option or SAR.

(b) The term of an Option or SAR shall not exceed ten years from the date of grant. The term of each Option and SAR will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Agreement. The Agreement will contain the terms of the Award, including, but not limited to: (i) the number of Shares that may be issued upon exercise of an Option or number of SARs subject to an Award; (ii) the exercise price of each Option or SAR; (iii) the term of the Option or SAR; (iv) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined by the Committee; (v) any restrictions on transfer of the Option or SAR and forfeiture provisions; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.

(c) Subject to the terms of the Plan and the related Agreement, any Option or SAR may be exercised at any time during the period commencing with either the date that Option or SAR is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option or SAR. Unless the Committee determines otherwise, if a vested Option or SAR would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested Option or SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the Option or SAR). A Participant may exercise his Option or SAR for all or part of the number of Shares or rights which he is eligible to exercise under terms of the Option or SAR. The Participant may pay the exercise price for an Option in any of the following methods, as permitted by the Committee with respect to the Option: (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) by “net exercise,” which is the surrender of Shares for which the Option is exercisable to the Company in exchange for a distribution of Shares equal to the amount by which the then Fair Market Value of the Shares subject to the exercised Option exceeds the applicable exercise price of the Option, or (iv) by such other method as the Committee may approve.

(d) The Award Agreement documenting an Option or SAR Award shall set forth the terms under which an Option or SAR Award may be exercised at or after Separation from Service.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Eligible Individual who is not an employee of the Company or a Subsidiary. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000.00, taking Options into account in the order in which they were granted or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

7. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS. The Committee is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Eligible Individuals.

(a) The Awards granted under this Section 7 are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Such Awards will be evidenced by an Agreement containing the terms of the Awards, including, but not limited to: (i) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award; (ii) the purchase price, if any, of the Shares of Restricted Stock or Restricted Stock Units and the means of payment for the Shares of Restricted Stock or Restricted Stock Units; (iii) the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested; provided, however, that any such performance criteria shall be selected from the criteria set forth in Section 9(b) to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code; (iv) such terms and conditions of the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee; (v) restrictions on transferability of the Restricted Stock or Restricted Stock Units; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.

(b) The Award Agreement documenting a Restricted Stock Award or Restricted Stock Unit Award shall set forth the terms under which Restricted Stock or Restricted Stock Units may vest or become payable at or after Separation from Service.

(c) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(d) Unless the Award Agreement provides otherwise, Restricted Stock and Restricted Stock Unit Awards shall (subject to satisfaction of any purchase price requirement) be transferred or paid to the Participant as soon as practicable following the Award date or the termination of the vesting or other restrictions set forth in the Plan or the Agreement and the satisfaction of any and all other conditions of the Award applicable to such Restricted Stock or Restricted Stock Unit Award (the “Restriction End Date”), but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the later of the Award date or the Restriction End Date, as the case may be. Unless the Award Agreement provides otherwise, in the event a Participant terminates service with the Company due to a Disability, then the Participant’s vested Restricted Stock Units shall be paid to the Participant within thirty (30) days of the Participant’s qualification for long-term disability under the Company’s long-term disability plan or policy, or the Committee’s determination of Disability, as the case may be. Notwithstanding any of the foregoing, distributions of Stock under circumstances that constitute a “deferral of compensation” shall conform to the applicable requirements of Code Section 409A, including as set forth in Section 14(g) below.

8. STOCK AWARDS AND OTHER STOCK-BASED AWARDS.

(a) Stock Awards. The Committee is hereby authorized to grant Stock Awards to Eligible Individuals. Stock Awards may be issued by the Committee in addition to, or in tandem with, other Awards granted under this Plan, and may be issued in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes. Stock Awards shall be evidenced by an Agreement or in such other manner as the Committee may deem necessary or appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Stock Award, such certificate will be registered in the name of the Participant.

(b) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends or dividend equivalents, as described in Section 10 below) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock (including, without limitation, securities convertible into Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee will determine the terms and conditions of such Awards and set forth such terms and conditions in an Agreement related to such Award. Shares or other securities delivered pursuant to a purchase right granted under this Section 8(b) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee determines, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(c) Unless the Award Agreement provides otherwise, Stock Awards and Other Stock-Based Awards shall be transferred or paid to the Participant as soon as practicable following the Award date and the satisfaction of any and all conditions of the Award Agreement, but in no event later than two and one-half (2 1/2) months following the end of the calendar year in which the Award vests, subject to the applicable requirements of Code Section 409A, including as set forth in Section 14(g) below.

9. PERFORMANCE AWARDS.

(a) The Committee is hereby authorized to grant Performance Awards to Eligible Individuals. Performance Awards may be Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or awards denominated in cash (including dividend equivalents). Unless otherwise determined by the Committee, such Awards will be evidenced by an Agreement containing the terms of such Awards, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Committee, in each case, not inconsistent with this Plan.

(b) For Performance Awards intended to be performance-based compensation under Code Section 162(m), the Performance Awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures established within 90 days after the beginning of the performance period (and before 25% of the performance period has been completed), as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof or earnings targets that eliminate earnings from non-core sources, such as gains from pension assets and timberland sales); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. Notwithstanding the foregoing, for Performance Awards intended to be performance-based compensation under Code Section 162(m), the pre-established performance goals shall satisfy the requirements for performance-based compensation under Code Section 162(m), including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Performance goals may be applied to either the Company as a whole or to a business unit or Subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) To the extent consistent with Code Section 162(m), the Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. For Awards intended to be performance-based compensation under Code Section 162(m), the adjustment methodology shall be set at the time the pre-established goals relating to the Awards are established.

(d) For Awards intended to be performance-based compensation under Code Section 162(m), performance goals relating to the performance measures set forth above shall be pre-established by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(e) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. The Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Code Section 162(m).

(f) Performance Awards shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Code Section 409A. The Committee may provide in the Award Agreement that Performance Awards may be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Code Section 162(m).

10. DIVIDEND EQUIVALENTS. The Committee may grant dividend equivalents in connection with Awards (other than Options or SARs) under such terms and conditions as the Committee deems appropriate. Dividend equivalents with respect to Awards that are subject to performance conditions shall vest and be paid only if and to the extent the underlying Awards vest and are paid, as determined by the Committee. Dividend equivalents may be paid to Participants currently or may be deferred, consistent with Code Section 409A, as determined by the Committee. Dividend equivalents may be accrued as a cash obligation, or may be converted to Restricted Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Award Agreement, deferred dividend equivalents will not accrue interest. Dividend equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee in the Award Agreement.

11. DURATION. No Award may be granted under the Plan after the tenth anniversary of the 2013 Plan Effective Date (May 9, 2013). Unless otherwise expressly provided in the Plan or in an applicable Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

12. CONSEQUENCES OF A CHANGE IN CONTROL

(a) In the event of a Change in Control, the Committee may, in its discretion, take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that outstanding Awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (ii) the Committee may determine that outstanding Options and

SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding Stock Awards and Restricted Stock shall immediately lapse; (iii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards of Restricted Stock Units, Other Stock-Based Awards, or Performance Awards, in such amount and form as may be determined by the Committee; (iv) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price, and (v) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR.

(b) The Committee may determine in the Award Agreement the terms applicable in the event of a Change in Control. The Committee may provide in an Award Agreement that a sale or other transaction involving a Subsidiary or other business unit of the Company shall be considered a Change in Control for purposes of an Award, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

13. AMENDMENT, MODIFICATION AND TERMINATION.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (i) shareholder approval if such approval is necessary to comply with any tax, legal or regulatory (including, for this purpose, the rules of any national securities exchange(s) on which the Stock is then listed) requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary: (i) to conform the provisions of the Plan with Code Section 409A regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, subject to Section 13(f) below; provided, however, that no such action shall impair any material rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. The Committee may, in its discretion, vest part or all of a Participant’s Award that would otherwise be forfeited, consistent with the requirements of Code Section 409A. Notwithstanding the foregoing, no waiver, amendment, alteration, suspension, discontinuation or termination of the Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, in no event may the Committee exchange Awards previously granted for Awards of a different type, and in the event of an exchange of Options or SARs permitted by Section 13(f), the maximum term of the Options or SARs (e.g. ten year term) may not be extended pursuant to the exchange.

(c) With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law; provided that such amendment or other modification shall not, without the approval of the shareholders of the Company, increase the total number of Shares reserved for purposes of the Plan, expand the class of Eligible Individuals who may receive Awards under the Plan, add a new type of Award to the Plan or make other changes that would require the approval of the shareholders of the Company under the rules of the national securities exchange(s) on which the Company’s Stock is then listed.

(d) The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, subject, with respect to Awards intended to meet the requirements of Code Section 162(m), to compliance with the provisions of Section 162(m).

(e) In addition to the provisions of Section 13, in connection with an event described in Section 4(e) or such other events as determined by the Committee and set forth in an Award Agreement, the Committee may, in its discretion: (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price, if any, that would have been payable therefore; or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion. Such payment shall be transferred or paid to the Participant as determined by the Committee, consistent with the requirements of Code Section 409A.

(f) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(g) The Plan must be reapproved by the shareholders of the Company no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards (other than Options or SARs) are to be granted as performance-based compensation under Code Section 162(m) and if required by Section 162(m) or the regulations thereunder.

14. MISCELLANEOUS.

(a) Nothing in the Plan or in any Agreement confers upon any Eligible Individual who is a Participant the right to continue in the service or employment of the Company or any Affiliate or affects any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without cause.

(b) The Company has the right to withhold from any payment of cash or Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to the Award. The Company may require the payment of any Taxes before issuing any Stock pursuant to the Award. The Committee may, if it deems appropriate in the case of a Participant, withhold such Taxes through a reduction of the number of Shares delivered to such individual, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities, or allow the Participant to elect to cover all or any part of such required minimum applicable tax withholding, through a reduction of the number of Shares delivered to the Participant or a subsequent return to the Company of Shares held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

(c) Awards received by a Participant under this Plan are not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines. No provision of the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including incentive arrangements providing for the issuance of options and stock, and awards that do not qualify under Code Section 162(m), and such arrangements may be generally applicable or applicable only in specific cases.

(d) Except as the Committee may otherwise determine from time to time: (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; and provided, further, however, that in no event shall the Committee authorize any assignment, alienation, sale, or other transfer under this paragraph that would provide a Participant or beneficiary with the opportunity to receive consideration from a third party; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case maybe, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) This Plan is unfunded and the Company is not required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the applicable Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(k) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, under this Plan.

(g) This Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A. If an Award is subject to Section 409A of the Code, unless the Award Agreement specifically provides otherwise: (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under Section 409A, (iv) each payment shall be treated as a separate payment for purposes of Section 409A, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Award granted under this Plan that is subject to Section 409A and that is to be distributed to a “specified employee” (as defined below) upon Separation from Service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s Separation from Service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) and the specified employee requirements of Section 409A.

(h) No certificate for Shares distributable pursuant to this Plan will be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of Section 409A, applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the national securities exchange(s) on which the Company’s Stock may, at such time, be listed.

(i) All Awards made under this Plan shall be subject to any applicable clawback or recoupment policies, insider trading policies, policies prohibiting pledging or hedging of Shares, and other policies that may be implemented by the Board from time to time.

(j) In the event that any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) No fractional Shares shall be issued or delivered pursuant to this Plan or any Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(l) To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Pursuant to authority granted to William T. Yanavitch II, Vice President of Human Resources and Administration, in resolutions of the Board of Directors dated March 5, 2013 the foregoing Amended and Restated Long-Term Incentive Plan is adopted by the Board on the 5th day of March, 2013, to be effective as of the date this amended and restated Long-Term Incentive Plan is approved by the Company’s shareholders, which is expected to occur on May 9, 2013.

P. H. GLATFELTER COMPANY

By:	/s/ William T. Yanavitch II
Vice President of Human Resources and
Administration

P. H. GLATFELTER COMPANY

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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Admission Ticket

C123456789

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 8, 2013.

Vote by Internet

- Go to **www.investorvote.com/glt**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

☐ 01 - Kathleen A. Dahlberg
☐ 02 - Nicholas DeBenedictis
☐ 03 - Kevin M. Fogarty
☐ 04 - J. Robert Hall
☐ 05 - Richard C. Ill
☐ 06 - Ronald J. Naples
☐ 07 - Dante C. Parrini
☐ 08 - Richard L. Smoot
☐ 09 - Lee C. Stewart

☐ **CUMULATIVE VOTING:** If you desire to allocate your votes to individual nominees on a cumulative basis, as explained on page 2 of the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 9. **NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.**

CUMULATIVE VOTING:

Director Nominees	Number of Votes
01 - Kathleen A. Dahlberg	_______ Votes FOR
02 - Nicholas DeBenedictis	_______ Votes FOR
03 - Kevin M. Fogarty	_______ Votes FOR
04 - J. Robert Hall	_______ Votes FOR
05 - Richard C. Ill	_______ Votes FOR
06 - Ronald J. Naples	_______ Votes FOR
07 - Dante C. Parrini	_______ Votes FOR
08 - Richard L. Smoot	_______ Votes FOR
09 - Lee C. Stewart	_______ Votes FOR
Total Votes Cast	_______

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In voting by mail this section must be completed for your vote to be counted. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT
1UPX 1605151

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01M8NC

2013 Annual Meeting Admission Ticket

Thursday, May 9, 2013 at 9:00 a.m.

York County Heritage Trust, Historical Society Museum
250 E. Market Street, York, PA 17403

Upon arrival, please present this admission ticket, photo identification and any other required documents.

Driving Instructions to the York County Heritage Trust, Historical Society Museum, 250 E. Market Street, York, PA 17403:

From the South: Take I-83 North to Exit 15 (S. George Street - Business 83). Follow George St. into the Center Square of York (Market & George St. intersection). Make a right on Market St. and go 3 blocks to 250 E. Market on your right.

From the North: Take I-83 to Exit 22 (N. George Street). Follow George St. South to traffic light at Market St. Make a left on Market St. and go 3 blocks to 250 E. Market St. on your right.

From the East: Take Route 30 West and make a left onto George Street (just past I-83) and follow directions from the North above.

From the West: Take Route 462 (W. Market Street) from Route 30. Follow Market Street into town to 250 E. Market St. on your right.

P. H. Glatfelter Company's Proxy Statement for the 2013 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2012, are available via the Internet at: www.glatfelter.com/about_us/investor_relations/sec_filings.aspx and also at www.investorvote.com/glt

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P. H. GLATFELTER COMPANY

YORK, PENNSYLVANIA

The undersigned shareholder of P. H. Glatfelter Company hereby appoints Nicholas DeBenedictis and Ronald J. Naples each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York County Heritage Trust, Historical Society Museum, 250 E. Market St. York, PA 17403, on Thursday, May 9, 2013, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed and FOR proposals 2, 3 and 4.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.